UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
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Exchange Act of 1934 (Amendment No.    )

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Hormel Foods Corporation
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HORMEL FOODS CORPORATION
AUSTIN, MINNESOTA

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:
The Annual Meeting of Stockholders of Hormel Foods Corporation, a Delaware corporation, will be held in the Richard L. Knowlton Auditorium of the Austin High School, 300 NW 4th Street, Austin, Minnesota, on Tuesday, January 29, 2019, at 8:00 p.m. Central Standard Time. The items of business are:

1.	Elect a board of 13 directors for the ensuing year;

2.	Ratify the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending October 27, 2019;

3.	Advisory vote to approve Named Executive Officer compensation as disclosed in the Company’s 2019 annual meeting proxy statement; and

4.	Such other matters as may properly come before the meeting.
The Board of Directors has fixed November 30, 2018, at the close of business, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting.
By Order of the Board of Directors
BRIAN D. JOHNSON
Vice President and
Corporate Secretary
December 19, 2018

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to be Held on January 29, 2019
The Proxy Statement and Annual Report to Stockholders
are available at www.proxyvote.com

TABLE OF CONTENTS
Page

GENERAL INFORMATION1
MEETING ADMISSION                                        2
CONDUCT OF MEETING2
ITEM 1 – ELECTION OF DIRECTORS2
DIRECTOR NOMINEES4
CORPORATE GOVERNANCE7
Corporate Governance Guidelines7
Board Leadership Structure7
Code of Ethical Business Conduct8
Stock Ownership Guidelines8
Board Independence9
Board of Director and Committee Meetings9
Board Role in Risk Oversight11
Policy Regarding Attendance at Annual Meetings11
Board Communication11

COMPENSATION OF DIRECTORS11
AUDIT COMMITTEE REPORT AND INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM FEES                     14
Audit Committee Report14
Independent Registered Public Accounting Firm Fees14
Audit Committee Preapproval Policies and Procedures14

ITEM 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM                         14

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS 15
SECURITY OWNERSHIP OF MANAGEMENT 16
EXECUTIVE COMPENSATION 16
COMPENSATION COMMITTEE REPORT 16
COMPENSATION DISCUSSION AND ANALYSIS 17
Compensation Overview17
Say-on-Pay17
Executive Compensation Programs18
Base Salary18

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Operators’ Share Incentive Compensation Plan18
Annual Incentive Plan18
Long-Term Incentives20
Stock Incentives21
Clawback Policy21
Pension Plan21
Supplemental Executive Retirement Plan22
Nonqualified Deferred Compensation Plan22
Survivor Income Protection Plan23
Perquisites23
How Annual Compensation Decisions are Made23
Tax Deductibility24

ANALYSIS OF RISK ASSOCIATED WITH OUR COMPENSATION PLANS 25
COMPENSATION OF NAMED EXECUTIVE OFFICERS (NEOs) 25
SUMMARY COMPENSATION TABLE26
ALL OTHER COMPENSATION27
GRANTS OF PLAN-BASED AWARDS FOR FISCAL 201828
OUTSTANDING EQUITY AWARDS AT FISCAL 2018 YEAR END29
VESTING SCHEDULE FOR UNEXERCISABLE OPTIONS30
OPTION EXERCISES FOR FISCAL 201830
PENSION BENEFITS30
NONQUALIFIED DEFERRED COMPENSATION31
POTENTIAL PAYMENTS UPON TERMINATION31
POTENTIAL PAYMENTS UPON TERMINATION AT FISCAL 2018 YEAR END32

CEO PAY RATIO DISCLOSURE 33

ITEM 3 – ADVISORY VOTE ON EXECUTIVE COMPENSATION 34
RELATED PARTY TRANSACTIONS 35
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE 35
VIEWING AND DELIVERY OF PROXY MATERIALS 35
STOCKHOLDER PROPOSALS FOR 2020 ANNUAL MEETING OF STOCKHOLDERS 35
OTHER MATTERS 36

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PROXY STATEMENT
HORMEL FOODS CORPORATION
(CUSIP No. 440452100)
1 HORMEL PLACE
AUSTIN, MINNESOTA 55912
The enclosed proxy is solicited by the Board of Directors of Hormel Foods Corporation (“Company”) for use at the Annual Meeting of Stockholders to be held on January 29, 2019. This proxy statement and form of proxy, or a Notice of Internet Availability of Proxy Materials, are first being mailed to stockholders on or about December 19, 2018.

GENERAL INFORMATION
Voting Securities - Only stockholders of record at the close of business as of November 30, 2018 are entitled to vote at the meeting. The Company had 534,595,685 shares of common stock outstanding as of November 30, 2018. Each share of stock is entitled to one vote. There is no cumulative voting. The Company has no other class of shares outstanding.
Quorum - A majority of the outstanding shares will constitute a quorum at the meeting.
Voting Your Proxy - Whether or not you plan to attend the meeting, we encourage you to grant a proxy to vote your shares. Follow the instructions on your proxy card or electronic delivery notice to cast your vote via the internet or telephone. If you received a proxy card, you may vote your shares by completing the card with your vote, signature and date, and returning it by mail in the envelope provided.
The table below summarizes the proposals that will be voted on, the vote required to approve each item, how votes are counted and how the Board recommends you vote:

	Vote Required	Voting Options	Board Recommendation(1)	Broker Discretionary Voting Allowed(2)	Impact of Abstention(3)
Item 1: Elect 13 directors	Majority of the votes cast(4)(5)	“FOR" "AGAINST" “ABSTAIN”	"FOR"	No	None
Item 2: Ratify the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending October 27, 2019	Majority of votes present in person or by proxy and entitled to vote on this item	“FOR" "AGAINST" “ABSTAIN”	"FOR"	Yes	“AGAINST”
Item 3: Advisory vote to approve Named Executive Officer compensation as disclosed in the Company’s 2019 annual meeting proxy statement	Majority of the votes cast(4)	“FOR" "AGAINST" “ABSTAIN”	"FOR"	No	None

(1)	If you submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the Board of Directors’ recommendations set forth above.

(2)
If a stockholder holds shares in “street name” and does not provide voting instructions to the holder of the account regarding non-discretionary matters, such shares are considered “broker nonvotes.”   “Street name” means the shares are held in a stock brokerage account or by a bank, trust or other institution.  Broker nonvotes are counted for purposes of determining the presence of a quorum for the transaction of business.  Shares represented by broker nonvotes are not considered entitled to vote and thus are not counted for purposes of determining whether a proposal has been approved.  The New York Stock Exchange (“NYSE”) rules determine whether uninstructed brokers have discretionary voting power on a particular proposal.

(3)	Shares represented by abstentions are counted for purposes of determining the presence of a quorum for the transaction of business and as shares represented at the meeting.

(4)	A majority of the votes cast means that there are more “FOR” votes than “AGAINST” votes.

(5)
An incumbent director who is not re-elected under this standard must promptly offer to resign. The Governance Committee will make a recommendation on the offer and the Board must accept or reject the offer within 90 days and publicly disclose its decision and rationale. In the event of a contested election, directors will be elected by a plurality of the votes cast.

The persons appointed as proxies will vote in their discretion on other matters as may properly come before the meeting.
Revoking Your Proxy and Changing Your Vote - You may revoke your proxy or change your vote at any time before it is exercised by submitting a later-dated proxy, voting in person at the meeting or sending a written notice of revocation to the Corporate Secretary.
Expenses - The expenses of soliciting proxies will be paid by the Company. Proxies may be solicited at Company expense personally, or by mail, telephone or electronic communication, by directors, officers and other employees. Such persons will not receive additional compensation. The Company will reimburse banks, brokerage firms and other nominees for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners. Your cooperation in promptly granting a proxy to vote your shares will help to avoid additional expense.
MEETING ADMISSION
The following persons will be admitted to the Annual Meeting of Stockholders to be held on January 29, 2019:

•	Stockholders of record at the close of business on November 30, 2018, and their immediate family members;

•	Individuals holding written proxies executed by stockholders of record at the close of business on November 30, 2018;

•
Stockholders who provide a letter or account statement from their broker, bank or other nominee showing that they owned stock held in the name of the broker, bank or other nominee at the close of business on November 30, 2018, and their immediate family members;

•	Stockholders by virtue of stock held in the Company’s Employee Stock Purchase Plan at the close of business on November 30, 2018;

•	Other individuals with the approval of the Corporate Secretary; and

•	One authorized representative of stockholders that are corporations or other entities. Additional authorized representatives may be admitted with the approval of the Corporate Secretary.
If you are not able to attend, we will have video of the meeting available on the internet after January 30, 2019. To view this video, follow these instructions:
1.    Go to the "Newsroom" section of http://www.hormelfoods.com/;
2.    Click on the “Annual Meeting” story; and
3.    Locate the video within the Annual Meeting story content and click play.
CONDUCT OF MEETING
The Chairman will preside over the Annual Meeting of Stockholders pursuant to the Bylaws and by action of the Board of Directors. The Chairman has broad authority to ensure the orderly conduct of the meeting. This includes discretion to recognize stockholders or proxies who wish to speak and to determine the extent of discussion on each item of business. Rules governing the conduct of the meeting will be distributed at the meeting along with the agenda. The Chairman may also rely on applicable law regarding disorderly conduct to ensure that the meeting is conducted in a manner that is fair to all stockholders.
ITEM 1 – ELECTION OF DIRECTORS
Identifying and Evaluating Nominees for Director - The Governance Committee is responsible for establishing procedures to identify and review the qualifications of all nominees for Board membership. The Committee considers recommendations of director candidates made by directors, senior management, and the Company’s stockholders. The Committee applies the same criteria for consideration of stockholder nominees as it does to nominees proposed by other sources. The Committee may engage an independent search firm to assist the Committee in identifying and evaluating potential director nominees to fill vacancies on the Board. In fiscal 2018, Russell Reynolds Associates, Inc., an independent search firm, assisted the Committee in identifying and evaluating potential director nominees.
Stockholders wishing to make a recommendation may do so by contacting the Governance Committee, c/o Brian D. Johnson, Vice President and Corporate Secretary, 1 Hormel Place, Austin, Minnesota 55912. Stockholders should send:

1.	Name of the candidate and the candidate’s business and residence addresses;

2.	A resume or biographical sketch of the candidate, which includes the candidate’s principal occupation or employment;

3.	A document(s) evidencing the number of shares of Company stock currently held by the candidate and the candidate’s willingness to serve as a director if elected; and

4.	A signed statement as to the submitting stockholder’s current status as a stockholder, which includes the stockholder’s address and the number of shares of Company stock currently held.
The Committee’s procedures include making a preliminary assessment of each proposed nominee. Such assessment is based upon the resume and biographical information, an indication of the individual’s willingness to serve, and business experience and leadership skills. This information is evaluated against the criteria set forth below and the Company’s specific needs at that time. Based upon a preliminary assessment of the candidates, those who appear best suited to meet the Company’s needs may be invited to participate in a series of interviews, which are used to further evaluate candidates. On the basis of information learned during this process, the Committee determines which nominees to recommend to the Board. The director nominee who joined the Board in November 2018, William A. Newlands, was recommended to the Committee by the Russell Reynolds Associates firm and evaluated along with other potential director nominees.
Director Qualifications – The Governance Committee determines the selection criteria of director nominees based upon the Company’s needs at the time nominees are considered. In evaluating director candidates, the Committee will consider, among other qualifications the Committee deems appropriate, a candidate’s:

•	Intellect;

•	Integrity;

•	Broad-based experience at the policy-making level in business, government, education or the public interest;

•	Analytical ability;

•	Ability to qualify as an independent director;

•	Ability and willingness to devote time and energy to effectively carry out all Board responsibilities; and

•	Unique qualifications, skills and experience.
The Committee reviews past performance on the Board for directors seeking reelection. The Board’s annual self-evaluation process assists the Committee in this review.
The Committee considers the diversity of director candidates and seeks to enhance the overall diversity of the Board. Each candidate’s diversity in terms of race, gender, national origin and other personal characteristics is considered. The Committee also assesses each candidate’s contribution to the diversity of the Board in a broader sense, including age, education, experience, skills and other qualifications. While the Committee carefully considers diversity when evaluating director candidates, it has not adopted a formal diversity policy.
The Committee recommends director nominees to the Board to submit for election at the next Annual Meeting of Stockholders. The Board selects director nominees based on its assessment and consideration of various factors. These factors include the current Board profile, the long-term interests of stockholders, the needs of the Company, and the goal of creating an appropriate balance of knowledge, experience and diversity on the Board.
Our Nominees for Director – Each of our director nominees is well qualified under the criteria described above. As an employee of the Company, Mr. Snee does not qualify as an independent director. Each director nominee brings a variety of qualifications, skills, attributes and experience to the Board of Directors.
A common trait among our director nominees is executive leadership experience with a large company or organization. Such experience brings a variety of benefits, including an understanding of business management, various business functions and strategic planning. Other advantages of an executive leadership background include experience with policy making, risk management and corporate governance matters.
Another common characteristic of our director nominees is each has prior service on our Board, although that service is limited for Mr. Newlands, the director nominee who joined the Board in November 2018. Each director nominee has a demonstrated record of regular attendance, advance preparation and active participation in Board and Board committee meetings. Through prior service on the Board committees, our director nominees have demonstrated and further developed expertise relating to the duties assigned to the Board committees.
The biographical information below identifies and highlights additional qualifications, skills, attributes and experience each director nominee brings to the Board.
The Board of Directors recommends a vote FOR each of the 13 director nominees listed below. The persons named as proxies will vote FOR the election of these 13 nominees to hold office as directors until the next Annual Meeting of Stockholders and until their successors are elected and qualify, unless stockholders specify otherwise. If any of such nominees become unavailable for any reason, it is intended that the proxies will vote for the election of such substitute persons as may be designated by the Board of Directors. Directors are elected by a majority of the votes cast, whereby there must be more “FOR” votes than “AGAINST” votes for the nominee. An incumbent director who is not re-elected under this standard must promptly offer to resign.
DIRECTOR NOMINEES

GARY C. BHOJWANI, age 50, director since 2014.
Mr. Bhojwani is Chief Executive Officer of CNO Financial Group, Inc., a provider of health and life insurance and retirement solutions, a position he has held since January 1, 2018. He was President of CNO Financial Group, Inc. from April 2016 to December 2017. Mr. Bhojwani was founder and Chief Executive Officer of GCB, LLC, an insurance and financial services consulting company, from April 2015 to April 2016. He was Chairman of Allianz Life Insurance Company of North America, a provider of retirement solutions, and a member of the Board of Management of Allianz SE from 2012 to January 1, 2015 and Chief Executive Officer of Allianz Life Insurance Company of North America from 2007 to 2011. Mr. Bhojwani was President of Commercial Business, Fireman's Fund Insurance Company from 2004 to 2007, Chief Executive Officer of Lincoln General Insurance Company from 2002 to 2004, founder and Chief Executive Officer of Avalon Risk Management from 1998 to 2002, and President, Trade Insurance Services from 1995 to 1997. He is a member of the Board of Directors of CNO Financial Group, Inc., Carmel, Indiana, Allina Health System, Minneapolis, Minnesota, and the Minneapolis Institute of Arts, Minneapolis, Minnesota. Mr. Bhojwani brings extensive expertise in risk management, finance and consumer product marketing to the Board, as well as ongoing experience as the active Chief Executive Officer of a publicly held company whose stock is traded on the NYSE.

TERRELL K. CREWS, age 63, director since 2007.
Mr. Crews retired from Monsanto Company, an agricultural company, in 2009. He served as Executive Vice President, Chief Financial Officer and Vegetable Business CEO for Monsanto Company from 2007 to 2009, and Executive Vice President and Chief Financial Officer from 2000 to 2007. Mr. Crews is a member of the Board of Directors of Archer-Daniels-Midland Company, Chicago, Illinois, WestRock Company, Richmond, Virginia, Teays River Investments, LLC, Zionsville, Indiana, and Junior Achievement of Greater St. Louis, Chesterfield, Missouri, and the

Board of Trustees of Freed-Hardeman University, Henderson, Tennessee. Mr. Crews brings extensive expertise in finance and related functions to the Board, as well as significant knowledge of corporate development, agri-business and international operations.

GLENN S. FORBES, M.D., age 71, director since 2011.
Dr. Forbes is retired Executive Board Chair, past CEO Mayo Clinic-Rochester, and Emeritus Physician, Mayo Clinic, having retired in 2012. He was Medical Director for Diversified Business Activities for Medical Imaging Services at Mayo Clinic from 2010 to 2012, Medical Director for State Government Affairs and Public Relations at Mayo Clinic from 2009 to 2010, and Chief Executive Officer, Mayo Clinic-Rochester from 2006 to 2009. Dr. Forbes was Professor of Radiology, Mayo Clinic College of Medicine from 1990 to 2012, and Consultant in the Department of Diagnostic Radiology at Mayo

Clinic from 1977 to 2012. He was a member of the Board ofTrustees, Mayo Clinic from 2006 to 2009, and the Board of Governors, Mayo Clinic from 2003 to 2009, and Chair of the Executive Board, Mayo Clinic-Rochester from 2006 to 2009. He is past Chair of the Board of Directors of the American Board of Radiology Foundation, Tucson, Arizona. Dr. Forbes brings executive leadership experience with a large Minnesota-based health care institution and extensive public policy and corporate governance expertise to the Board.

STEPHEN M. LACY, age 64, director since 2011.
Mr. Lacy is Executive Chairman of Meredith Corporation, a media and marketing company, a position he has held since February 1, 2018. He served Meredith Corporation as Chairman of the Board and Chief Executive Officer starting in 2016, Chairman of the Board, President and Chief Executive Officer starting in 2010, President and Chief Executive Officer starting in 2006, President and Chief Operating Officer starting in 2004, President, Publishing Group, and President, Interactive and Integrated Marketing Group, starting in 2000, and Chief Financial Officer starting in 1998. Mr. Lacy is a member of the Board of Directors of Meredith Corporation, Des Moines, Iowa, and Great Western Bancorp,

Inc., Sioux Falls, South Dakota. Mr. Lacy brings extensive expertise in finance and consumer product marketing to the Board, as well as recent experience as the Chief Executive Officer of a publicly held company whose stock is traded on the NYSE.

ELSA A. MURANO, Ph.D., age 59, director since 2006.
Dr. Murano has served Texas A&M University as Director of the Norman Borlaug Institute for International Agriculture since 2014, Professor, Department of Animal Science, since 2001, and President Emerita since 2009. She was Interim Director of the Norman Borlaug Institute for International Agriculture from 2012 to 2014, President of Texas A&M University from 2008 to 2009, and Vice Chancellor and Dean of Agriculture, Director of the Texas Agricultural Experiment Station, from 2005 to 2007. Dr. Murano was Undersecretary for Food Safety, U.S. Department of Agriculture

from 2001 to 2004. She is a member of the Board of Directors of Food Safety Net Services, San Antonio, Texas and the Board of Trustees of the International Livestock Research Institute, Nairobi, Kenya. Dr. Murano brings preeminent food safety expertise and significant experience in agri-business and regulatory affairs to the Board.

ROBERT C. NAKASONE, age 70, director since 2006.
Mr. Nakasone is Chief Executive Officer of NAK Enterprises, a family-owned investment and consulting business he has led since 2000. Mr. Nakasone was Chief Executive Officer, Toys “R” Us, Inc. from 1998 to 1999, President and Chief Operating Officer from 1994 to 1997, Vice Chairman from 1989 to 1993, and President U.S. Toy Stores from 1985 to 1988. Prior to 1985, he served in multiple senior executive capacities with the Jewel Companies, Inc., including Group Vice President and General Manager of the Jewel Food Stores Midwest Region. Mr. Nakasone is a member of the Board of Trustees of Claremont McKenna College, Claremont, California, the “V” Foundation For Cancer Research, Cary, North Carolina, and the Santa Barbara Foundation, Santa Barbara, California. He was a founding member of the Board of Directors of Staples, Inc., Framingham, Massachusetts and retired from that Board in 2015. Mr. Nakasone brings extensive expertise in retail food product marketing and international business development to the Board, as well as experience as the Chief Executive Officer of a large publicly held company.

SUSAN K. NESTEGARD, age 58, director since 2009.
Ms. Nestegard is Advisor for True Wealth Ventures, a venture capital fund, a position she has held since July 2017. She was President, Global Healthcare Sector, of Ecolab Inc., a provider of cleaning and sanitizing products and services, from 2010 to 2012, Executive Vice President, Global Healthcare Sector, from 2008 to 2010, and Senior Vice President, Research, Development and Engineering, and Chief Technical Officer, from 2003 to 2008. Ms. Nestegard served as interim Chief Executive Officer of Cambridge Major Laboratories, Inc., a pharmaceutical company, from March 2014 to August 2014.

She also has over 20 years of experience with 3M Company in product development, research and development, and business unit management. Ms. Nestegard is a member of the Board of Directors of ALLETE, Inc., Duluth, Minnesota. She was a member of the Board of Directors of American Capital, Ltd., Bethesda, Maryland, from June 2013 to January 2017. Ms. Nestegard brings significant expertise in food safety, research and development, foodservice, and international business to the Board.

WILLIAM A. NEWLANDS, age 60, director since 2018.
Mr. Newlands is President and Chief Operating Officer of Constellation Brands, Inc., a beverage alcohol company, a position he has held since February 2018. He has been appointed President and Chief Executive Officer of Constellation Brands, Inc. effective March 1, 2019. Mr. Newlands served Constellation Brands, Inc. as Executive Vice President and Chief Operating Officer from January 2017 to February 2018, as Executive Vice President and President, Wine & Spirits Division from January 2016 to January 2017, and as Executive Vice President and Chief Growth Officer from January 2015 to January 2016. He was Senior Vice President and President, North America of Beam Inc., a beverage alcohol company, from October 2011 to August 2014, and Senior Vice President and President, North America of Beam Global Spirits & Wine, Inc. from December 2010 to October 2011 and Senior Vice President and President, USA of Beam Global Spirits & Wine, Inc. from February 2008 to December 2010. Prior experience includes several senior leadership roles in the beverage alcohol industry. Mr. Newlands is a member of the Board of Directors of Canopy Growth Corporation, Smith Falls, Ontario, Canada. Mr. Newlands brings extensive expertise in innovation, consumer product marketing, corporate development and international business to the Board, as well as ongoing experience as the active President and Chief Operating Officer (soon to be Chief Executive Officer) of a publicly held company whose stock is traded on the NYSE.

DAKOTA A. PIPPINS, age 70, director since 2001.
Mr. Pippins has been President and Chief Executive Officer, Pippins Strategies, LLC, a marketing consulting company, since 2003. He served as Director of Urban Think Tank and Director of Planning for the Vigilante Division of Leo Burnett, USA, an advertising agency, from 1998 to 2003, Director of Management Institute at New York University from 1990 to 1995, and has been an Adjunct Associate Professor at New York University since 1990. Prior experience includes various management positions at Citicorp, a banking company, General Foods Corporation, a food company, and Burrell

Communications Group, a marketing company. Mr. Pippins brings to the Board in-depth expertise in consumer product marketing and corporate sustainability, developed both through professional work experience and academia.

CHRISTOPHER J. POLICINSKI, age 60, director since 2012.
Mr. Policinski is retired President and Chief Executive Officer of Land O’Lakes, Inc., a member-owned cooperative which produces and markets dairy-based food products and agricultural supplies, having retired effective June 30, 2018. He served Land O’Lakes, Inc. as President and Chief Executive Officer starting in 2005, as Chief Operating Officer of the Dairy Foods business unit starting in 1999, and Vice President of Strategy and Business Development starting in 1997. Prior experience includes various management positions at Kraft General Foods Corporation, a food company, Bristol Myers

Squibb, a biopharmaceutical and consumer goods company, and Pillsbury Company, a food company. Mr. Policinski is a member of the Board of Directors of Xcel Energy, Inc., Minneapolis, Minnesota, and Catholic Relief Services, Baltimore, Maryland, and the Board of Trustees of the University of Minnesota Foundation, Minneapolis, Minnesota. Mr. Policinski brings extensive expertise in agri-business, consumer product marketing and corporate development to the Board, as well as recent experience as the Chief Executive Officer of a large Minnesota-based company operating globally in the food industry.

SALLY J. SMITH, age 60, director since 2014.
Ms. Smith is retired President and Chief Executive Officer of Buffalo Wild Wings, Inc., a restaurant company, having retired in February 2018. She served Buffalo Wild Wings, Inc. as President and Chief Executive Officer from 1996 to February 2018 and as Chief Financial Officer from 1994 to 1996. Ms. Smith was Controller, from 1984 to 1987, and Chief Financial Officer, from 1987 to 1994, of Dahlberg, Inc., a manufacturer of hearing aids. She began her career with KPMG LLP, an international accounting and consulting firm. Ms. Smith is a member of the Board of Directors of Alerus Financial

Corporation, Grand Forks, North Dakota, Digi International Inc., Minnetonka, Minnesota, Allina Health System, Minneapolis, Minnesota, The Marvin Companies, Warroad, Minnesota, and the National Restaurant Association, Washington, D.C. Ms. Smith was a member of the Board of Directors of Buffalo Wild Wings Inc., Minneapolis, Minnesota, from 1996 to June 2017. Ms. Smith brings extensive expertise in finance, corporate development and the foodservice industry to the Board, as well as recent experience as the Chief Executive Officer of a Minnesota-based publicly held company.

JAMES P. SNEE, age 51, director since 2015.
Mr. Snee is Chairman of the Board, President and Chief Executive Officer of the Company, serving in that capacity since November 20, 2017. He was President and Chief Executive Officer from October 31, 2016 to November 19, 2017, and President and Chief Operating Officer from October 26, 2015 to October 30, 2016. Mr. Snee was Group Vice President and President, Hormel Foods International Corporation from October 2012 to October 2015, Vice President and Senior Vice President, Hormel Foods International Corporation from October 2011 to October 2012, and Vice President, Affiliated

Business Units from October 2008 to October 2011. He is a member of the Board of Directors of Republic Services, Inc., Phoenix, Arizona. In addition to his executive leadership experience, Mr. Snee brings broad sales, marketing, supply chain and international business expertise to the Board, as well as in-depth knowledge of the Company and food industry developed during his 29-year career with the Company.

STEVEN A. WHITE, age 58, director since 2014.
Mr. White is President, Comcast West Division, of Comcast Corporation, an entertainment and communications company, a position he has held since 2009. He served Comcast as Regional Senior Vice President, Comcast California from 2007 to 2009 and as Regional Senior Vice President, Comcast Mid-South Region from 2002 to 2007. Mr. White was Regional Vice President of AT&T Broadband, LLC from 2000 to 2002 and Regional Vice President of Telecommunications, Inc. from 1997 to 2000. Prior experience includes various marketing positions with Colgate-Palmolive Company from 1991 to

1997. He is a member of the Board of Directors of Comcast Foundation, Philadelphia, Pennsylvania. Mr. White brings significant expertise in digital commerce and consumer product marketing to the Board, as well as ongoing experience as the active President of a large business.

No family relationship exists between any of the director nominees or executive officers of the Company.
CORPORATE GOVERNANCE
Corporate Governance Guidelines
The Board of Directors has adopted Corporate Governance Guidelines which include the following:

•	At all times a substantial majority of the Board will be independent, as that term is defined in relevant law and the NYSE listing standards;

•
Directors who (1) retire from or change their principal employment, (2) reach retirement age of 72, (3) resign or are removed from, or fail to be re-elected to, the board of directors of any other public company, or (4) take action that creates a conflict of interest with the Company, must submit a letter of resignation from the Board. The Board may accept or reject a letter of resignation. It is the Board’s general policy that directors will not stand for reelection after reaching age 72;

•
The Board and Board committees will conduct annual self-evaluations. This self-evaluation process currently includes the completion and anonymous submission of Board and Board committee assessment surveys by all Board members and personal interviews conducted by the Lead Director with all Board members;

•
Directors participate in an annual strategic planning retreat, which provides directors a detailed overview of the Company’s strategic business plans and an opportunity to access senior management of the Company;

•	All independent directors will typically meet in executive session at the end of every regular Board meeting but in all circumstances at least quarterly;

•
The Compensation Committee will evaluate the Chief Executive Officer’s performance annually. This evaluation is based in part on a self-evaluation by the Chief Executive Officer (“CEO”), which is reviewed by all the nonemployee directors. The annual evaluation will take into account the CEO’s performance measured against established goals. After the process has been completed, the Compensation Committee will set the CEO’s compensation and obtain the Board’s ratification of such compensation;

•	Directors will have full access to officers and employees of the Company; and

•	The Board and each committee have the power to hire independent legal, financial or other advisers, without consulting or obtaining the approval of any officer of the Company.
The Company’s Corporate Governance Guidelines may be found on the Company’s Web site at www.hormelfoods.com under “Investors - Governance - Governance Documents.”

Board Leadership Structure
The Board takes a flexible approach to the issue of whether the offices of Chairman and CEO should be separate or combined. This approach allows the Board to regularly evaluate whether it is in the best interests of the Company for the CEO or another director to hold the position of Chairman.
Mr. Snee became Chairman effective November 20, 2017 and currently serves as both Chairman and CEO of the Company. The Board believes there are important advantages to Mr. Snee serving in both roles at this time. Mr. Snee is the director most familiar with our Company’s business and industry and best situated to propose the Board’s agendas and lead Board discussions on important matters. Mr. Snee provides a strong link between management and the Board, which promotes clear communication and enhances strategic planning and implementation of corporate strategies. Another advantage is the clarity of leadership provided by one person representing the Company to employees, stockholders and other stakeholders.
When the Chairman is not an independent director, the Board will appoint a “Lead Director.” The Lead Director position is held by an independent director elected by the Board of Directors. The Board’s policy is that a director’s term as Lead Director should generally be limited to five consecutive years.
Christopher J. Policinski has been the Lead Director since September 26, 2016. The duties of the Lead Director include the following:

•	Serve as a liaison between the Chairman and the nonemployee directors;

•	Serve as a liaison among the nonemployee directors;

•	Provide input to the Chairman on the preparation of Board meeting agendas, including content, sequence, and time allocations;

•	Have the authority to call meetings of the nonemployee directors, with advance notice of such meetings to be given to the Chairman;

•	Preside at meetings of the Board in the absence of the Chairman;

•	Preside at executive sessions of the nonemployee or independent directors;

•	In conjunction with the Governance Committee, take an active role in the Board’s annual self-evaluation; and

•	In conjunction with the Compensation Committee, take an active role in the annual evaluation of the CEO.
The independent directors who chair the Company’s Audit, Compensation and Governance Committees also provide leadership to the Board in their assigned areas of responsibility. The Board believes the substantial majority of independent directors on the Board, use of a Lead Director, independent Committee chairs and executive sessions of the independent directors safeguard the independent governance of the Board.
Code of Ethical Business Conduct
The Company has adopted a Code of Ethical Business Conduct that covers its directors, officers and employees. This Code of Ethical Business Conduct may be found on the Company’s Web site at www.hormelfoods.com under “Investors - Governance - Governance Documents.”
Stock Ownership Guidelines
The Company’s officers and directors are subject to stock ownership guidelines. Officers are required to hold shares of Company stock with a value equal to their five-year average base salary times a multiple of 1.5 to 5, depending on position. Directors need to hold shares of Company stock with a value equal to their five-year average annual retainer times a multiple of 5. For both officers and directors, the required stock ownership value is divided by the five-year average Company stock price, based on fiscal year end prices, to calculate the number of shares to be held. The Company’s officers and directors must hold all shares of Company stock acquired (net of shares sold to fund an option exercise or satisfy withholding taxes) until their stock ownership guidelines have been met.
The value of shares individually owned, held in Company benefit plans, and deferred in the Company’s deferred compensation plans are counted toward the guidelines. Individual ownership of shares is determined under Section 16 of the Securities Exchange Act of 1934, as amended (“Exchange Act”). Stock options and restricted shares are not counted toward the guidelines.
Officers and directors have approximately five years from their initial election to comply with the guidelines. Officers promoted to a level requiring higher stock ownership under the guidelines have five years to achieve compliance. All officers and directors who are subject to the guidelines are in compliance with the guidelines.
The Company has a pledging policy which prohibits officers and directors from holding Company stock in a margin account or pledging Company stock as collateral for a loan.
The Company also has a hedging policy which prohibits employees, officers and directors from purchasing any financial instruments (including without limitation prepaid variable forward contracts, equity swaps, collars, and exchange funds) that are designed to hedge or offset any decrease in the market value of Company securities held directly or indirectly by the employee, officer or director.

Board Independence
The Company’s Corporate Governance Guidelines require that a substantial majority of the Company’s directors be independent. The NYSE listing standards require that a majority of the Company’s directors be independent and that the Audit, Compensation and Governance Committees be comprised entirely of independent directors. The Board of Directors has adopted standards to assist it in making the annual determination of each director’s independence status. These Director Independence Standards are consistent with the NYSE listing standards. The Director Independence Standards are posted on the Company’s Web site at www.hormelfoods.com under “Investors - Governance - Governance Documents.” A director will be considered “independent” if he or she meets the requirements of the Director Independence Standards and the independence criteria in the NYSE listing standards.
The Board of Directors has affirmatively determined that the following directors have no direct or indirect material relationship with the Company and satisfy the requirements to be considered independent:
Gary C. Bhojwani    Elsa A. Murano    Dakota A. Pippins
Terrell K. Crews    Robert C. Nakasone    Christopher J. Policinski
Glenn S. Forbes    Susan K. Nestegard    Sally J. Smith
Stephen M. Lacy    William A. Newlands    Steven A. White
John L. Morrison (term expired on January 30, 2018)
The Board of Directors also has determined that each of the Company’s Audit, Compensation and Governance Committees is composed solely of independent directors. In making the independence determinations, the Board reviewed all of the directors’ relationships with the Company. This review is based primarily on a review of the responses of the directors to questions regarding employment, business, family, compensation and other relationships with the Company and its management. In making the independence determination for Mr. Lacy, Executive Chairman of Meredith Corporation, the Board considered the relationship arising out of the transactions in the ordinary course of business between the Company, including transactions through its advertising agencies, and Meredith Corporation, a supplier of the Company. The Board determined that this relationship was not material and did not impair Mr. Lacy’s independence. In making the independence determination for Mr. Policinski, President and CEO of Land O’Lakes, Inc. until his retirement effective June 30, 2018, the Board considered the relationship arising out of the transactions in the ordinary course of business between the Company and Land O’Lakes, Inc., a supplier of the Company. The Board determined that this relationship was not material and did not impair Mr. Policinski’s independence. In making the independence determination for Mr. White, President, West Division of Comcast Corporation, the Board considered the relationship arising out of the transactions in the ordinary course of business between the Company and Comcast Corporation, a service provider to the Company. The Board determined that this relationship was not material and did not impair Mr. White’s independence. The dollar amount of the Company’s transactions with Meredith Corporation, Land O’Lakes, Inc. and Comcast Corporation are below the thresholds for commercial transactions under the independence criteria in the NYSE listing standards.
Board of Director and Committee Meetings
Board of Directors and Committees - The Board of Directors conducts its business through meetings of the Board and its committees. The Lead Director presides at executive sessions of the nonemployee or independent directors. The Board held seven meetings during fiscal 2018. Each director attended at least 75% of the total meetings during the fiscal year of the Board and Board committees on which he or she served.
The Board of Directors has established the following Board committees: Audit, Compensation and Governance. The following table shows membership and meeting information for each committee for fiscal 2018.

Name	Audit Committee(1) (2)	Compensation Committee(3)(4)	Governance Committee(1)(4)
Gary C. Bhojwani	X	X
Terrell K. Crews	X*	X
Glenn S. Forbes			X
Stephen M. Lacy	X	X*
Elsa A. Murano			X
Robert C. Nakasone		X	X*
Susan K. Nestegard	X
Dakota A. Pippins	X
Christopher J. Policinski		X	X
Sally J. Smith	X

Steven A. White			X
Total Meetings in Fiscal 2018	11	7	7
            ___
    * Committee Chair

(1)
Gary C. Bhojwani moved from the Audit Committee to the Governance Committee effective at the end of the September 24, 2018 Board meeting. There were no Governance Committee meetings held after that date in fiscal 2018.

(2)	William A. Newlands joined the Board after fiscal 2018 year end, at the Board’s November 19, 2018 meeting, and was appointed to the Audit Committee effective at the end of that meeting.

(3)	Sally J. Smith was appointed to the Compensation Committee effective at the end of the Board’s November 19, 2018 meeting.

(4)	John L. Morrison served on the Compensation and Governance Committees until his term expired on January 30, 2018.

Each of the Audit, Compensation and Governance Committees has adopted and operates under a written charter. These charters may be found on the Company’s Web site at www.hormelfoods.com under “Investors - Governance - Governance Documents.”
Audit Committee - Each member of the Audit Committee is financially literate as determined by the Board of Directors. The Board also determined that Terrell K. Crews, Stephen M. Lacy and Sally J. Smith each is an audit committee financial expert, as defined by the rules of the Securities and Exchange Commission (“SEC”). The duties of the Audit Committee include the following:

•	Select and evaluate the performance of the independent registered public accounting firm;

•	Discuss with the internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits;

•	Ensure that the independent registered public accounting firm is accountable to the Committee and that the firm has no relationship with management or the Company that would impair its independence;

•	Review and discuss with management and the external auditors the quarterly and annual financial statements of the Company;

•
Establish procedures for the handling of complaints received by the Company regarding accounting, internal controls or auditing matters, including the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	Provide an open avenue of communication between the internal auditors, the external auditors, Company management and the Board;

•	Understand the Company’s key areas of risk and assess the steps management takes to manage such risk; and

•
Oversee the Company’s Code of Ethical Business Conduct, including assessment of the steps management takes to assure the Company’s compliance with all applicable laws and regulations and corporate policies.

Compensation Committee - The duties of the Compensation Committee include the following:

•	Establish compensation arrangements for all officers of the Company;

•	Engage a compensation consultant to review the Company’s compensation programs;

•	Make recommendations to the Board regarding incentive compensation and equity-based compensation plans, and administer such plans;

•	Make recommendations to the Board regarding compensation to be paid to the Company’s directors; and

•	Establish investment policies for the Company’s defined benefit pension plans, and periodically review investments for consistency with those policies.
Governance Committee - The duties of the Governance Committee include the following:

•	Establish criteria for new directors and evaluate potential candidates;

•	Make recommendations to the Board regarding the composition of Board committees;

•	Make recommendations to the Board of a member of the Board for election as Lead Director;

•	Review the Company’s executive succession plans;

•	Periodically assess the Company’s Corporate Governance Guidelines, as well as the Company’s adherence to them;

•	Monitor the Company’s sustainability, environmental, and corporate social responsibility activities;

•	Evaluate objectives and policies regarding the Company’s management of its human resources; and

•	Oversee the annual evaluation of the Board.
Board Role in Risk Oversight
The Board of Directors takes an active role in risk oversight. The Board administers its risk oversight function through the full Board and each of its committees. Management of the Company, which is responsible for day-to-day risk management, maintains an enterprise risk management (“ERM”) process. The ERM process is designed to identify and assess the Company’s risks globally and develop steps to mitigate and manage risks. The Board receives regular reports on the ERM process.
The Board’s oversight of risk includes engaging in an annual strategic planning retreat with senior management, approving annual operating plans and strategic plans, and approving significant transactions. In addition, the Board receives regular reports on the Company’s overall business, specific segments and financial results, as well as specific presentations on topics relating to risks and risk management.
The Audit Committee assists the Board with its risk oversight in a variety of areas, including financial reporting, internal controls and legal and regulatory compliance. The Audit Committee has oversight of the Company’s internal audit function and the Company’s Code of Ethical Business Conduct. The Audit Committee also appoints the independent registered public accounting firm and approves the services it provides to the Company. The Compensation Committee oversees risk in connection with compensation programs, including incentive compensation plans and equity-based plans. The Governance Committee oversees risk in connection with corporate governance practices. All of these committees make regular reports of their activities to the full Board.
Policy Regarding Attendance at Annual Meetings
The Company encourages, but does not require, its Board members to attend the Annual Meeting of Stockholders. Last year all then-serving directors of the Company attended the Annual Meeting of Stockholders except for one director, who was retiring from the Board effective at the end of that meeting.
Board Communication
Interested parties may communicate with the Board of Directors by sending a letter directed to the Board of Directors, nonemployee directors or specified individual directors, addressed to: Brian D. Johnson, Vice President and Corporate Secretary, 1 Hormel Place, Austin, Minnesota 55912. All communications, whether signed or anonymous, will be directed to the Lead Director or the Chair of one of the committees based on the subject matter of the communication, or to the nonemployee directors or the specified directors, if so directed.
COMPENSATION OF DIRECTORS
In fiscal 2018, the Company provided the following elements of compensation to nonemployee directors:

•	Annual retainer of $70,000;

•	Additional retainer of $25,000 per year for Lead Director;

•	Additional retainer of $15,000 per year for chair of the Audit and Compensation Committees;

•	Additional retainer of $10,000 per year for chair of the Governance Committee;

•	Meeting fee for each committee meeting of $1,000 for attendance in person or $500 for attendance by telephone (no meeting fees are paid for attendance at Board meetings); and

•
An award of restricted shares of Company common stock having a fixed value of $160,000 on February 1 based on the NYSE closing price for the stock at the end of that day (rounded to the nearest whole share number), subject to a restricted period which expires upon the date of the Company’s next annual stockholders meeting.

The retainers are paid half on February 1 and half on August 1. These payments and the equity award are made on the first business day after February 1 and August 1 if those dates fall on a non-business day.

Nonemployee directors first elected to the Board other than at the annual stockholders meeting receive a prorated annual retainer and award of restricted shares based on the number of regular Board meetings scheduled from the time the director joins the Board to the next annual stockholders meeting out of the total number of regular Board meetings between annual stockholders meetings. The restricted period for restricted shares awarded to newly elected nonemployee directors expires upon on the date of the second succeeding annual meeting of the Company’s stockholders.
The NYSE closing price of the Company’s stock was $34.08 on February 1, 2018. This price resulted in an award of 4,695 restricted shares of Company common stock to each nonemployee director on that date.
The awards of restricted shares on February 1, 2018 were made pursuant to the terms of the stockholder-approved Hormel Foods Corporation 2018 Incentive Compensation Plan (“Incentive Compensation Plan”). Each nonemployee director and the Company entered into a Restricted Stock Award Agreement consistent with the Incentive Compensation Plan. Directors receive declared dividends on, and are entitled to vote, the restricted shares prior to vesting.
On November 19, 2018, the newly elected director, William A. Newlands, received a prorated award of restricted shares of Company common stock having a fixed value of $53,333. The NYSE closing price of the Company’s stock was $45.36 on November 19, 2018. This price resulted in an award of 1,176 restricted shares of Company common stock (after rounding to the nearest whole number) to Mr. Newlands subject to a restricted period which expires upon the date of the Company’s 2020 annual stockholders meeting.
Nonemployee directors may defer all or a portion of retainer and meeting fees under the Company’s Nonemployee Director Deferred Stock Subplan pursuant to the Incentive Compensation Plan. Deferred fees times 105% are credited as stock units under the plan. The stock units have the same value as Company common stock and receive dividend equivalents. Stock units become payable in shares of Company common stock following termination of service as a director.
Directors who are employees of the Company receive no additional compensation for service on the Board pursuant to Compensation Committee policy.
The Compensation Committee reviews the compensation to be paid to the Company’s nonemployee directors. The Committee uses a compensation consultant, Pearl Meyer, to provide advice regarding nonemployee director compensation. The consultant analyzes each element of director compensation and total director compensation for the same peer group of companies which is used to evaluate executive compensation. See “How Annual Compensation Decisions are Made” on page 23 for a list of these peer companies. The Committee reviews the consultant’s report of competitive director compensation and determines whether to recommend to the Board a change in the Company’s nonemployee director compensation. If such a change is recommended by the Committee, the full Board would then determine whether to ratify the change.
The Compensation Committee’s current policy is to review nonemployee director compensation every other year. After this process was completed at their meetings on November 19, 2018, the Compensation Committee and full Board approved the following changes to the nonemployee director compensation policy, effective January 30, 2019:

•	Annual retainer increased to $80,000;

•	Additional retainer for chair of the Audit Committee increased to $25,000 per year;

•	Additional retainer for chair of the Compensation Committee increased to $20,000 per year;

•	Additional retainer for chair of the Governance Committee increased to $15,000 per year;

•	Committee meeting fees were eliminated;

•	Added an additional annual retainer of $10,000 for Audit Committee members;

•	Added an additional annual retainer of $7,500 for Compensation Committee members; and

•	Added an additional annual retainer of $5,000 for Governance Committee members.
Nonemployee directors appointed as a new Committee Chair or member receive a pro-rated annual Committee retainer based on the number of regular Board meetings scheduled from the time the director takes the new Committee assignment to the next annual stockholders meeting out of the total number of regular Board meetings between annual stockholders meetings.
The next regular review of nonemployee director compensation is scheduled to take place in late 2020.
The fiscal 2018 compensation of our nonemployee directors is shown in the following table.

DIRECTOR COMPENSATION FOR FISCAL 2018
Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3) (4)	Option Awards ($)(4)	All Other Compensation ($)(5)	Total ($)
Gary C. Bhojwani	84,000	160,006	-	-	244,006
Terrell K. Crews	99,500	160,006	-	2,021	261,527
Glenn S. Forbes	76,500	160,006	-	1,851	238,357
Stephen M. Lacy	99,500	160,006	-	10,000	269,506
John L. Morrison(6)	5,000	-	-	20,345	25,345
Elsa A. Murano	76,500	160,006	-	-	236,506
Robert C. Nakasone	93,000	160,006	-	35,227	288,233
Susan K. Nestegard	78,000	160,006	-	9,381	247,387
Dakota A. Pippins	77,500	160,006	-	16,774	254,280
Christopher J. Policinski	108,000	160,006	-	9,772	277,778
Sally J. Smith	77,500	160,006	-	4,744	242,250
Steven A. White	76,500	160,006	-	5,661	242,167

(1)	Jeffrey M. Ettinger retired from the Board on November 20, 2017. Mr. Ettinger waived any director compensation for fiscal 2018 he otherwise would have been entitled to receive.

(2)
Consists of annual retainer, additional retainer for Lead Director and committee chairs, and committee meeting fees. Includes amounts voluntarily deferred under the Company’s Nonemployee Director Deferred Stock Plan.

(3)
Consists of the aggregate grant date fair value of restricted stock awarded to each nonemployee director in fiscal 2018, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (Compensation – Stock Compensation) (“FASB ASC Topic 718”). Each nonemployee director on February 1, 2018 received a grant of 4,695 shares of restricted stock. The grant date fair value is based on the NYSE closing price of our common stock on the grant date, which was $34.08 on February 1, 2018.

(4)	As of October 28, 2018, nonemployee directors held the following number of unexercised stock options and unvested shares of restricted stock (rounded to the nearest full share):

Name	Unexercised Options (#)	Unvested Shares of Restricted Stock (#)
Gary C. Bhojwani	-	4,695
Terrell K. Crews	42,400	4,695
Glenn S. Forbes	-	4,695
Stephen M. Lacy	19,800	4,695
John L. Morrison	-	-
Elsa A. Murano	58,400	4,695
Robert C. Nakasone	26,400	4,695
Susan K. Nestegard	47,632	4,695
Dakota A. Pippins	-	4,695
Christopher J. Policinski	6,600	4,695
Sally J. Smith	-	4,695
Steven A. White	-	4,695

(5)
Consists primarily of dividend equivalents paid on stock units under the Company’s Nonemployee Director Deferred Stock Plan. Also includes matching gifts to educational institutions made by the Company on behalf of directors as follows: Mr. Lacy - $10,000; and Mr. Nakasone - $10,000. This matching gift program is available to all full-time and retired employees and directors of the Company.

(6)	Mr. Morrison’s term expired on January 30, 2018.

AUDIT COMMITTEE REPORT AND
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES
Audit Committee Report
The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The Committee has the sole authority to appoint or replace the Company’s independent registered public accounting firm. The independent registered public accounting firm reports directly to the Audit Committee.
The Audit Committee has reviewed and discussed the Company’s fiscal year 2018 audited financial statements with management and with Ernst & Young LLP (“Ernst & Young”), the Company’s independent registered public accounting firm. The Audit Committee also has discussed with Ernst & Young the matters required to be discussed under applicable Public Company Accounting Oversight Board (“PCAOB”) auditing standards.
The Audit Committee has received from Ernst & Young the written disclosures and the letter required by the PCAOB in Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, regarding Ernst & Young’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young its independence from the Company.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the fiscal year 2018 audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended October 28, 2018, for filing with the SEC.
THE AUDIT COMMITTEE
Terrell K. Crews, Chair        William A. Newlands
Stephen M. Lacy            Dakota A. Pippins
Susan K. Nestegard        Sally J. Smith
Independent Registered Public Accounting Firm Fees
The following table shows aggregate fees billed to the Company for fiscal years ended October 28, 2018 and October 29, 2017 by Ernst & Young, our independent registered public accounting firm.

	Fiscal 2018	Fiscal 2017
Audit fees	$2,119,692	$1,928,874
Audit-related fees	$133,430	$171,200
Tax fees	$0	$0
All other fees	$0	$0
Audit Fees - Audit fees are for audit of the Company’s financial statements and the audit of internal control over financial reporting for fiscal years 2018 and 2017. Audit fees also include reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q and statutory audits required internationally.
Audit-Related Fees - Audit-related fees are for services related to the performance of the audit. These services consist of benefit plan audits.
Audit Committee Preapproval Policies and Procedures
The Audit Committee has adopted policies and procedures requiring preapproval by the Committee of audit and nonaudit services provided to the Company by the independent registered public accounting firm. The Audit Committee preapproved all of the services performed by Ernst & Young during fiscal years 2018 and 2017. The Audit Committee approves all audit and nonaudit fees in advance at each quarterly meeting.
ITEM 2 – RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors appointed Ernst & Young as the independent registered public accounting firm to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending October 27, 2019. Ernst & Young has served as the Company’s public auditors since 1931.
At the annual meeting, stockholders will be asked to ratify the appointment of Ernst & Young as the Company’s independent registered public accounting firm for the fiscal year ending October 27, 2019. Stockholder approval of this appointment is not required. The Board is requesting ratification in order to obtain the views of the Company’s stockholders. If the appointment is not ratified, the Audit Committee will reconsider its selection. Representatives of Ernst

& Young are expected to be present at the meeting, will be afforded an opportunity to make a statement, and will be available to respond to appropriate questions.
Ratification of this appointment will require the affirmative vote of the majority of the shares of common stock represented in person or by proxy at the meeting. The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP. Properly dated and signed proxies will be so voted unless stockholders specify otherwise.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
Information as to the persons or groups known by the Company to be beneficial owners of more than five percent of the Company’s common stock, as of November 30, 2018, is shown below:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
The Hormel Foundation 329 North Main Street, Suite 102L, Austin, Minnesota 55912	256,433,116(1)	47.97%

The Vanguard Group, Inc. 100 Vanguard Blvd., Malvern, Pennsylvania 19355	31,692,055(2)	5.93%

State Street Corporation One Lincoln Street, Boston, Massachusetts 02111	30,588,455 (3)	5.72%

(1)
The Hormel Foundation (“Foundation”) holds 27,544,172 of such shares as individual owner and 228,888,944 of such shares as trustee of various trusts. The Foundation, as trustee, votes the shares held in trust. The Foundation has a remainder interest in all of the shares held in trust. The remainder interest consists of principal and accumulated income in various trusts. These interests are to be distributed when the trusts terminate upon the death of designated beneficiaries, or upon the expiration of twenty-one years after the death of such designated beneficiaries.

The Foundation was converted from a private foundation to a public foundation on December 1, 1980. The Certificate of Incorporation and Bylaws of the Foundation provide for a Board of Directors, a majority of whom represent nonprofit agencies to be given support by the Foundation. Each member of the Board of Directors of the Foundation has equal voting rights. Members of the Board of Directors of the Foundation are: Chair, Jeffrey M. Ettinger, former Chairman of the Board, President and CEO of Hormel Foods; Vice Chair, Bonnie B. Rietz, former Mayor of the City of Austin; Treasurer, Roland G. Gentzler, former Vice President, Finance and Treasurer of Hormel Foods; Secretary, Steven T. Rizzi, Jr., Attorney, Austin; Gema J. Alvarado-Guerrero, Executive Director, Parenting Resource Center, Inc., Austin; Captain David D. Amick, Commanding Officer, The Salvation Army of Austin; Dr. Adenuga Atewologun, President, Riverland Community College; Diane B. Baker, Executive Director, United Way of Mower County, Inc.; Dr. Mark R. Ciota, President and Chief Executive Officer of Mayo Clinic Health System-Albert Lea and Austin; Thomas J. Dankert, Director of Administrative Services for the City of Austin, representing the City of Austin; Dr. Zigang Dong, Executive Director, The Hormel Institute, Austin, representing the University of Minnesota, Hormel Institute; Craig W. Johnson, Attorney, Austin; Michelle M. King, Attorney, Austin; Randall J. Kramer, Certified Financial Planner, Austin; David M. Krenz, Superintendent of Austin Public Schools; Tedd M. Maxfield, Executive Director, YMCA of Austin; Richard R. Pavek, Executive Director, Cedar Valley Services, Inc., Austin; Larry J. Pfeil, former Vice President, Engineering of Hormel Foods; and James P. Snee, Chairman of the Board, President and CEO of Hormel Foods.

(2)
Based on information provided in an Amendment No. 1 to a Schedule 13G filed with the Securities and Exchange Commission on February 9, 2018, The Vanguard Group, Inc. reported it has sole power to vote 387,192 shares, shared power to vote 92,351 shares, sole power to dispose of 31,222,855 shares, and shared power to dispose of 469,200 shares; Vanguard Fiduciary Trust Company, an investment manager, is the beneficial owner of 294,044 shares; and Vanguard Investments Australia, Ltd., an investment manager, is the beneficial owner of 266,938 shares. The shares reported are held by the company in trust accounts for the economic benefit of the beneficiaries of those accounts.

(3)
Based on information provided in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2018, State Street Corporation reported it has shared power to vote 30,588,455 shares and shared power to dispose of 30,588,455 shares. The shares reported are held by the company in trust accounts for the economic benefit of the beneficiaries of those accounts.

SECURITY OWNERSHIP OF MANAGEMENT
Information as to beneficial ownership of the Company’s common stock by directors, nominees, executive officers of the Company named in the Summary Compensation Table on page 26, and all directors and executive officers of the Company as a group as of November 30, 2018, is shown below:

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Shares(1)	Exercisable Options(2)	Percent of Class
Gary C. Bhojwani	24,094	-	*
Terrell K. Crews	99,455	42,400	*
Thomas R. Day(4)	120,740	521,350	*
Glenn S. Forbes	50,366	-	*
Stephen M. Lacy	49,171	19,800	*
Glenn R. Leitch(4)	83,357	515,050	*
Elsa A. Murano	82,565	58,400	*
Robert C. Nakasone	113,912	26,400	*
Susan K. Nestegard	79,671	47,632	*
William A. Newlands	1,176	-	*
Dakota A. Pippins	91,912	-	*
Christopher J. Policinski	55,877	6,600	*
James N. Sheehan(3)(4)	145,536	342,450	*
Sally J. Smith	32,676	-	*
James P. Snee(4)	77,746	533,800	*
James M. Splinter(4)	117,868	531,275	*
Steven A. White	33,649	-	*
All Directors and Executive Officers as a Group (27 persons)(4)	1,592,011	4,403,182	1.11%

                 ___
* One percent or less.

(1)
Except as otherwise indicated and subject to applicable community property and similar statutes, the persons listed as beneficial owners of the shares of the Company’s common stock have sole voting and investment powers with respect to the shares. None of the shares are pledged as security. Holdings are rounded to the nearest full share.

(2)	Consists of shares subject to options exercisable on or within 60 days of November 30, 2018.

(3)	Includes 52,880 shares of the Company’s common stock beneficially owned by members of Mr. Sheehan’s household.

(4)
Shares listed as beneficially owned include, where applicable, shares allocated to participants’ accounts under the Hormel Tax Deferred Investment Plan A – 401(k), and a pro-rata share of unallocated shares held in the Company’s Joint Earnings Profit Sharing Trust for the benefit of participants.

EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis that follows this report. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended October 28, 2018.
THE COMPENSATION COMMITTEE
Stephen M. Lacy, Chair    Robert C. Nakasone
Gary C. Bhojwani    Christopher J. Policinski
Terrell K. Crews    Sally J. Smith

COMPENSATION DISCUSSION AND ANALYSIS
Compensation Overview
The Compensation Committee of the Board of Directors establishes and administers the compensation and benefit programs for executive officers. The Compensation Committee consists exclusively of nonemployee, independent directors. The Committee uses a compensation consultant, Pearl Meyer, to provide compensation advice independent of Company executives. The Committee determined the consultant’s work did not raise any conflict of interest. Pearl Meyer does not provide any additional consulting services to the Company. The Committee and its consultant work with senior management to implement and monitor the programs the Committee approves.

The Company’s executive compensation programs are designed to achieve two primary goals:

•	Attract and retain highly qualified executive officers; and

•	Incent the behavior of executive officers to create stockholder value.

These two goals are achieved by providing a competitive total compensation program that offers competitive “fixed pay” (i.e., base salary and benefits) along with “variable, performance-based pay” designed to pay for performance.

Total compensation for executive officers is leveraged toward performance-based compensation rather than base salary. Performance-based compensation is comprised of both short-term and long-term incentives. An appropriate balance of short-term and long-term incentives assures executive officers are properly balancing the need for consistent annual performance with the need for improved long-term performance. This compensation balance provides both downside risk and upside opportunity for Company performance.

The Company’s target pay positioning reflects the strong pay-for-performance philosophy. The Compensation Committee considers several factors in its review and approval of overall target compensation, including market competitive pay, individual performance and internal equity. In addition to reviewing target pay levels, the Committee also considers the range of potential payouts under the plans as well as balancing long-term and short-term performance. As indicated in the table below, target pay levels and incentive plans are designed to create alignment between actual relative pay and relative performance. The Committee believes this strategy has allowed the Company to attract and retain a talented, experienced management team, including the named executive officers (“NEOs”) listed in the Summary Compensation Table on page 26, that has delivered strong financial performance and returns to stockholders.

Pay Component	Performance Factors	Performance Time Horizon	Performance Leverage	% of Target Total Direct Compensation for NEOs
Base Salary	Individual performance	Annual	Low	10 – 25%
Operators’ Shares	Company EPS	Annual	Low/Moderate	5 – 15%
Annual Incentive Plan	Company EBIT, segment profit and asset management	Annual	Moderate/High	15 – 25%
Long-Term Incentive	Relative total shareholder return performance	3-year performance period	Moderate/High	15 – 35%
Stock Options	Stock price growth	4-year vesting; 10-year term	High	25 – 40%
Say-on-Pay
At the 2018 Annual Meeting of Stockholders, the Company provided stockholders an advisory vote on executive compensation. The stockholders approved, on an advisory basis, the compensation of the Company’s NEOs, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in the Company’s 2018 annual meeting proxy statement. Of the shares voted for or against the Company’s executive compensation, 98.68% voted in favor.
The Committee took into account the result of the stockholder vote in determining executive compensation policies and decisions since that vote. The Committee viewed the vote as an expression of the stockholders’ general satisfaction with the Company’s current executive compensation programs. While the Committee considered this stockholder satisfaction in determining to continue the Company’s executive compensation programs for fiscal 2019, decisions regarding incremental changes in individual compensation were made in consideration of the factors described below.
Consistent with the stockholders’ preference expressed in voting at the 2017 Annual Meeting of Stockholders, the Company’s Board of Directors determined that an advisory vote on the compensation of the Company’s NEOs will be conducted every year.

Executive Compensation Programs
Executive officer compensation consists of six parts:

•	Base Salary;

•	Operators’ Share Incentive Compensation Plan;

•	Annual Incentive Plan;

•	Long-Term Incentives;

•	Stock Incentives; and

•	Benefits and Perquisites.

Base Salary
Base salary levels are the fixed portion of the executive compensation package. Base salary levels typically represent less than 25% of an executive officer’s total direct compensation. Salary levels are based on competitive pay levels and the executive’s experience, responsibilities and performance. In keeping with the Company’s focus on paying for performance, base salaries are generally below competitive median levels.

Operators’ Share Incentive Compensation Plan
Why Operators’ Shares?

The Hormel Foods Corporation Operators’ Share Incentive Compensation Plan (“Operators’ Share Plan”) is a short-term incentive. The basic concept of the Operators’ Share Plan structure has been in place since 1932.
This annual cash incentive plan rewards employee participants for Company financial performance, as measured by earnings per share (“EPS”). The Operators’ Share Plan rewards employees as the EPS of the Company rises over time. Improved EPS, over time, results in an increase in the stock price, which improves stockholder value.
How the Plan Works
Upon initial eligibility for plan participation, an employee receives a grant of Operators’ Shares. Operators’ Shares are phantom units, not actual shares of stock or the right to receive the value of stock. Operators’ Shares represent the right to receive performance-based cash compensation under the Operators’ Share Plan.
Grants of Operators’ Shares to executive officers are determined by the Compensation Committee. Operators’ Shares are awarded at a level that results in competitive total annual cash compensation relative to market pay levels, taking into consideration length of service and performance. The total of the Executive’s base pay plus the projected value of the Operators’ Shares is generally at the 50th percentile of the market for base pay.
During the year, participants receive “dividend equivalents.” These are cash payments equal to declared dividends multiplied by the number of Operators’ Shares held.
Following the end of each fiscal year, the Company calculates each participant’s Operators’ Share Plan award. This is done by multiplying the Company’s annual EPS by the number of Operators’ Shares identified for that participant. This award is decreased by the total amount of dividend equivalents paid during the year to determine the final Operators’ Shares payment.
Grants of Operators’ Shares in fiscal 2019 will be made pursuant to the Operators’ Share Incentive Compensation Subplan under the Company’s 2018 Incentive Compensation Plan.
Annual Incentive Plan
Why AIP?
The Hormel Foods Corporation Annual Incentive Plan (“AIP”) is a short-term incentive.  The AIP is an annual cash incentive program that rewards participants for the Company's financial performance.  The AIP rewards achievement of profit objectives and asset management. The Committee believes the AIP further aligns performance pay to key drivers of the Company’s financial success.
How the Program Works
Payout under the AIP is based on the achievement of financial goals in relation to the Company’s annual operating plan approved by the Board of Directors. The Chief Executive Officer’s goal is based on earnings before interest and taxes (“EBIT”) for the consolidated Company. Participants who are heads of one of the Company’s segments (Grocery

Products, Refrigerated Foods, Jennie-O Turkey Store, and International & Other) will have their goal weighted, with one-half based on segment profit for their particular segment and one-half based on EBIT for the consolidated Company. All other NEOs have their goal based on EBIT for the consolidated Company.
Performance goals for EBIT and segment profit are based on the annual operating plan approved by the Board of Directors. The Committee has authority to modify the performance goal at the beginning of the year to provide for adjustments for certain non-recurring items, and to exercise negative discretion when measuring performance after year-end. For fiscal 2018, the Committee defined the EBIT goal at the beginning of the year to exclude unusual events that negatively affected the Company’s EBIT and retained its negative discretion to adjust the payout downward. As a result, the calculation of fiscal 2018 Total Company EBIT and segment profit for Grocery Products excluded certain non-recurring items in order to ensure the equitable comparability of the performance to the goal. Such items included charges related to the grant of universal stock options and the benefit of federal income tax reform.
Target award amounts under the AIP are determined by the Compensation Committee and will vary based on the participant’s position within the Company and the competitive market rate. Performance levels at threshold, target, and maximum, and their payout levels are established at the beginning of the fiscal year. Payouts are a percentage of target as follows:

	EBIT/Segment Profit as a % of Plan	Payout as a % of Target
	> 120%	200%
Maximum	120%	200%
Target	100%	100%
Threshold	80%	50%
	< 80%	0%
Awards are interpolated for EBIT and segment profit between the discrete percentages.
The AIP modifier is a secondary measure applied to the AIP award.

•
For most participants, including all of the NEOs, the modifier is based on asset management. Asset management is calculated as the average measured assets (including accounts receivable, inventories, prepaid expenses, intangible assets, property, plant & equipment, investments, and other assets) as a percentage of the annual operating plan. The asset management modifier may increase or decrease the payout based on EBIT/segment profit. Asset management within 95% to 105% of the plan will have no impact on the payout. Asset management below 95% of the plan will increase the payout by 20%. Asset management above 105% of the plan will decrease the payout by 20%.

•
The Committee has authority to modify the performance goal at the beginning of the year to provide for adjustments for certain non-recurring items, and to exercise negative discretion when measuring performance after year-end. As a result, the measurement of asset management for Total Company and Refrigerated Foods excluded the assets attributed to the Columbus business acquired during the year.

The maximum payout under the AIP is 200% of the target incentive. The Compensation Committee retains discretion to reduce the amount of any award payout.
The fiscal 2018 AIP payout percentage varied for the NEOs, based upon the Total Company results or their segment results, as follows:

	Target Incentive	Basis for AIP Incentive Payment	AIP Payout % Including Asset Management Modifier
James P. Snee	$1,200,000	Total Company	73%
Thomas R. Day	$425,000	1/2 Refrigerated Foods 1/2 Total Company Weighted Total	98% 73% 85%
James N. Sheehan	$425,000	Total Company	73%
Glenn R. Leitch	$425,000	1/2 Jennie-O Turkey Store	0%
		1/2 Total Company	73%
		Weighted Total	36%
James M. Splinter	$320,000	Total Company	73%

Neither Total Company nor any of the segments achieved their respective segment profit goals for fiscal 2018. The International segment met its asset management goals. The resulting payout percentages represent this performance. The Total Company EBIT goal for fiscal 2018 was $1,349,293,000. The Total Company’s actual EBIT performance was

$1,198,479,000, which was adjusted to $1,195,543,000 for the non-recurring items described above, resulting in 89% achievement of the EBIT goal. The Total Company asset goal for fiscal year 2018 was $6,163,275,000. The Total Company’s actual average measured assets employed, excluding measured assets attributed to the acquired Columbus business, were $5,994,702,000, resulting in 97% achievement of the goal. Since the actual achievement fell within the 95% to 105% range, no payout modifier was applied.
SEC rules provide that the Company does not have to disclose confidential financial information if doing so would result in competitive harm to the Company. The quantitative factors identified below are all maintained by the Company as confidential and proprietary information. The Compensation Committee believes disclosure of such information would result in competitive harm to the Company. Such harm would be caused by factors including the following:

•	Segment profit targets and results are competitively sensitive information that the Company does not publicly disclose; and

•	Segment asset management targets and results are competitively sensitive information that the Company does not publicly disclose.
The target-level goals can be characterized as “strong performance,” meaning that based on historical performance, although attainment of this performance level is uncertain, it can be reasonably anticipated that target performance may be achieved, while the threshold goals are more likely to be achieved and the maximum goals represent more aggressive levels of performance.

Long-Term Incentives
Why Long-Term Incentives?
The Hormel Foods Corporation 2018 Incentive Compensation Plan (“Incentive Compensation Plan”) is administered by the Compensation Committee and is utilized for the Company’s long-term compensation programs. The Incentive Compensation Plan allows the Compensation Committee to grant Company executive officers different types of performance awards conditioned on achievement of objective performance goals. The stockholder-approved Incentive Compensation Plan replaced the 2009 Long-Term Incentive Plan in January 2018.
Long-term incentive plan (“LTIP”) performance awards under the Incentive Compensation Plan are designed to provide a small group of key employees selected by the Committee with an incentive to maximize stockholder value. LTIP performance awards granted in fiscal 2018 provide an additional incentive opportunity based on the Company’s long-term “Total Shareholder Return” performance compared to its peers. The Committee feels that the relative performance nature of these LTIP awards balances the absolute performance of the stock options, and recognizes the cyclicality of the business. In other words, if the Company underperforms versus peers in a very strong market, the options may be valuable, but the LTIP awards will be worthless. Conversely, if the Company outperforms its peers in a very weak market, the options may be worthless, but the LTIP awards would generate a reward.
How the LTIP Awards Work
“Total Shareholder Return” measures the increase in stock price and any reinvested dividends. Each participant, including the NEOs, is given a target dollar award opportunity for the three-year performance period. In selecting the cash incentive target for each participant, the Compensation Committee considers the responsibilities of the employee, his or her contributions to the Company’s success, and competitive market data.
In July 2018, the annual LTIP performance awards were granted. The performance cycle for each award is three years and participants can have up to three overlapping LTIP grants at any time. If, during any three year performance cycle, a subsequent target award is increased or decreased due to a promotion or job change, that change will be applied to any existing target awards as of the subsequent award’s effective date.
If the Company’s actual Total Shareholder Return for the three-year period is at the 50th percentile of the peer group, then the target award is earned. If the Company’s actual Total Shareholder Return ranks highest among the peers, then the award payout equals three times the target opportunity. No award is paid unless actual Total Shareholder Return is above the 25th percentile of the peers. Awards will be interpolated for Company performance between the discrete points. The Compensation Committee retains discretion to reduce the amount of any award payout. The peer group for LTIP awards granted in fiscal 2018 consists of 22 publicly traded companies in the food industry, listed below.

LTIP Peer Companies
Campbell Soup Company Clorox Company Coca-Cola Company	Hain Celestial Group, Inc. Hershey Company J.M. Smucker Company	PepsiCo Inc. Pilgrim’s Pride Corp. Post Holdings, Inc.

ConAgra Brands, Inc. Dean Foods Company Flowers Foods, Inc.	Kellogg Company Kraft Heinz Company McCormick & Company, Inc.	Sanderson Farms, Inc. Seaboard Corporation Treehouse Foods Inc.
Fresh Del Monte Produce Inc. General Mills, Inc.	Mondelez International Inc.	Tyson Foods Inc.
See footnote 4 to the Summary Compensation Table on page 26 for LTIP performance and the payout made in fiscal 2018.
Stock Incentives
Why Stock?
The Incentive Compensation Plan also allows the Committee to grant several types of equity awards, including stock options, restricted stock and other stock-based awards. In general, the Committee uses stock options as the primary form of annual equity award. The Committee favors stock options because the option structure focuses executives on continued stock price improvement. Stock option grants typically vest equally over a four year period and have a term of ten years. This extended vesting period and term encourage executives to balance how business decisions made in the near-term affect the Company’s long-term stock price performance.
The Compensation Committee grants stock options annually, effective on the first Tuesday of December, except for stock option grants to the CEO. This practice ensures that option grant dates cannot be manipulated for a more favorable strike price. The Committee determined to make the CEO’s stock option grants effective the same date as the nonemployee directors’ restricted share grants, February 1. This date was chosen because it falls shortly after conclusion of the annual CEO evaluation process. Options are always granted at the market price of the Company’s stock at the date of grant. Options only provide value to the participant when the market price of the stock exceeds the grant price. Options are intended to provide long-term performance-based compensation tied specifically to increases in the price of the Company’s stock, aligning the financial interests of executives and stockholders.
The Company’s officers are required to hold Company stock with a value equivalent to 1.5 to 5 times their five-year average annual base salary. Once options are exercised, the Company’s officers are required to hold the acquired shares until their stock ownership guidelines are met. See “Stock Ownership Guidelines” on page 8 for more information on the Company’s stock ownership guidelines, as well as the Company’s pledging and hedging policies.
How Awards are Determined
The Compensation Committee determines, with the assistance of its independent outside consultant, the amount of options to be granted to executive officers, including the CEO. The CEO adds his input and recommendations regarding grants to executives (other than himself) and other eligible employees. The Committee reviews such recommendations and determines all final option grants to all eligible employees.
Option awards generally reflect the Compensation Committee’s assessment of the influence an employee’s position has on stockholder value. The number of options awarded may vary up or down from prior year awards based on the level of an individual executive officer’s contribution to the Company in a particular year, determined in part on the recommendation of the CEO. The Committee’s determination of option grants in fiscal 2018 and in past years took into consideration the individual’s contributions to the Company during the last fiscal year, potential for contributions in the future, and as a component of competitive total compensation based on market data.
Clawback Policy
The Committee has adopted a “clawback” policy which provides for recoupment of incentive compensation in certain circumstances. If the Company restates its reported financial results for reasons other than a restatement required by a change in applicable accounting standards, the Board will review the bonus and other awards made to the executive officers based on financial results during the period subject to the restatement and, to the extent practicable under applicable law, the Company will seek to recover or cancel any such awards which were awarded as a result of achieving performance targets that would not have been met under the restated financial results.
Pension Plan
The Company maintains noncontributory defined benefit pension plans covering substantially all salaried employees.
The Salaried Employees Pension Plan (“Pension Plan”) consists of two parts, a base benefit and a supplemental benefit. Pension benefits are based on average annual compensation and utilize covered compensation as a supplemental benefit. The base benefit will be an 8% or 10% credit for each year of service after January 1, 2017. If the sum of the employee age and years of service as of the beginning of the plan year is 75 or less, the employee receives an 8% base pay credit. If it is greater than 75, the employee receives a 10% base pay credit. An annual supplemental credit of 4% for each year is included if average annual compensation is greater than covered compensation at termination of employment.
At termination of employment, the sum of the base pay annual credits is multiplied by the average annual compensation with the result being the base portion of the pension benefit. The sum of supplemental credits is multiplied by the result of the average annual compensation minus covered compensation with the result being the supplemental portion of the pension benefit. The pension benefit is payable in a lump sum or an annuity.
The earliest eligible retirement age is 55 years, after completion of 15 years of service. The base benefit is discounted 0.5% for every month retirement occurs before age 62. However, an employee may retire with 30 years of service after attaining age 60 and avoid the discount on the base benefit. The supplemental benefit is multiplied by an adjustment factor which increases from 0.48 at age 55 to 1.00 at age 65.
On December 31, 2016, the Pension Plan (Traditional Pension Plan) benefit was frozen. The base benefit is 0.95% of the average annual compensation multiplied by the years of benefit service, limited to 40 years, at retirement. The supplemental benefit is 0.65% of average annual compensation less covered compensation multiplied by the years of benefit service, limited to 35 years. Average annual compensation is the average of the highest five years of compensation of the last ten completed calendar years as of December 31, 2016. For this purpose, annual compensation consists of base salary, Operators’ Share Plan payments and Annual Incentive Plan payments. Covered compensation is derived from a published table based on year of birth that averages the maximum social security wage bases during the participant’s working life.
The match in the Company’s Tax Deferred Investment Plan A - 401(k) (“401(k) Plan”) covering these employees increased effective October 31, 2016 in conjunction with this modification.
Supplemental Executive Retirement Plan
Why have a SERP?
The Hormel Supplemental Executive Retirement Plan (“SERP”) provides an annual pension benefit to a select group of management, including all NEOs, based on the same pension formula as the Pension Plan. The SERP bases the benefit on compensation that is not allowable in the Pension Plan. Such compensation includes amounts over the qualified plan compensation limit, currently $275,000, restricted stock awards, and deferrals to nonqualified deferred income plans. Rather than adding a different measure of value, the SERP merely restores the value executives lose under the Pension Plan (described above) due to government limitations.
Nonqualified Deferred Compensation Plan
Why have a NQDCP?
The Company also maintains a supplemental retirement plan to replace the portion of an executive’s pension benefit that cannot be paid under the broad-based plans because of the Internal Revenue Service (“IRS”) limitation. In the same way that the SERP restores the full value of the Pension Plan, the nonqualified deferred compensation plan, the Executive Deferred Income Plan (“NQDCP”), eliminates the IRS limitations on the 401(k) Plan. The Company’s NQDCP permits eligible employees, including all NEOs, to annually defer certain compensation. This compensation includes base salary, Operators’ Shares dividend equivalents and year-end payments, AIP payments, and long-term incentive payments. The Company makes contributions on behalf of participants for 401(k) match amounts which could not be contributed to the 401(k) Plan because of IRS limitations. The Company also may make discretionary contributions to the participant’s deferral accounts.
Deferrals of cash compensation are credited with deemed investment gains and losses. Similar to a 401(k) plan, the participant may choose from a number of investments, none of which provide above-market interest rates. Payments under the NQDCP are made on the date(s) selected by each participant in accordance with the terms of the plan or on such other date(s) as specified in the plan. Payments relating to deferrals of cash compensation are paid in cash.
In connection with the NQDCP, the Company has created a grantor trust, commonly known as a “rabbi trust.” The Company is under no obligation to further fund this trust and would do so only at its discretion. The assets of the trust are intended to be used to pay benefits under the plan, but the assets of the trust are subject to the claims of general creditors of the Company.
The Compensation Committee believes that the SERP and the NQDCP together provide a competitive retirement package for executives that is consistent with the retirement benefits provided to all Company employees.

Survivor Income Protection Plan
Why have a SIPE?
The Hormel Survivor Income Plan for Executives (“SIPE”) is provided in addition to the life insurance plan which is available to all salaried employees. As with the qualified pension plans, there are limits on the levels of insurance provided under the broad-based plan. The Company offers the SIPE to provide a death benefit commensurate with the income levels of the participants. The SIPE is available to a designated group of management employees, including all NEOs.
The SIPE pays a benefit to the employee’s spouse or dependent child of 60% of average salary (based on a five-year average) for up to 20 years if the eligible employee died while actively employed. If the payment is made to a beneficiary instead of a spouse or dependent child, the maximum duration is five years (for participants joining the SIPE in 2000 or after) or 20 years (for participants joining the SIPE prior to 2000). If the eligible employee died after retirement, payment to the spouse or dependent child is 1% per year of service up to 40% of average salary for 15 years. If the payment is made to a beneficiary, not to a spouse or dependent child, the maximum duration is five years (for participants joining the SIPE in 2000 or after) or ten years (for participants joining the SIPE prior to 2000). The SIPE was amended in fiscal 2009 to discontinue the post-retirement benefit for new officers effective on or after October 26, 2009.
Perquisites
The Company provides limited perquisites to its executive officers. The Company maintains two corporate aircraft, but executive use of the aircraft is strictly limited to business purposes.
The Company maintains a condominium in Vail, Colorado. The condominium is made available to members of senior management as a vacation destination. The taxable value of the use of this property is charged as taxable income to the employee, in accordance with IRS regulations.
The Company provides cars to executive officers. Due to business travel needs, the Company has chosen to provide a Company car in lieu of paying mileage for the use of a personal vehicle. The annual taxable value of the vehicle is charged as taxable income to the employee, in accordance with IRS regulations.
The Company provides a designated group of managers, including executive officers, an annual medical physical. Assuring these key managers are in good health minimizes the chance business operations will be interrupted due to an unexpected health condition.
How Annual Compensation Decisions are Made
The Compensation Committee reviews and approves recommendations for pay changes for the CEO and a group of 16 additional key executives who hold senior positions within the Company, including each of the CEO’s direct reports and all the Company’s executive officers (the CEO and such executives, collectively, the “Senior Management Group”). Each year, the Committee asks its outside consultant to update the competitive analysis for each of these positions.
For the NEOs, the consultant develops “market consensus” data using both a peer group of companies similar to the Company in size and industry (listed below) and a combination of several compensation surveys. The use of peer group data (1) provides the Compensation Committee with more specific information regarding market practices than is available from surveys and (2) allows the Committee to compare the Company’s relative pay positioning in relation to the Company’s relative performance positioning to ensure a proper pay-for-performance alignment. The use of survey data (1) provides information based on specific position responsibilities rather than pay level and (2) provides pay information for positions that fall below the NEOs. The consultant works with the Company’s Senior Vice President of Human Resources to ensure a proper understanding of the roles, responsibilities and revenue scope of each position reviewed.

Hormel Foods Pay and Performance Peer Group
Campbell Soup Company
ConAgra Brands, Inc.
Dean Foods Company
Flowers Foods, Inc.
Fresh Del Monte Produce Inc.
General Mills, Inc.
Hain Celestial Group, Inc.
Hershey Company
J.M. Smucker Company
Kellogg Company

Kraft Foods Group Inc.
McCormick & Company, Inc.
Mondelez International Inc.
Pilgrim’s Pride Corporation
Pinnacle Foods Inc.
Post Holdings, Inc.
Sanderson Farms, Inc.
Seaboard Corporation
Treehouse Foods, Inc.
Tyson Foods Inc.

2017/2018 Fiscal Year Data ($ in millions) Revenues Market Capitalization	Hormel Foods (Fiscal 2018) $9,168 $16,035	25th Percentile $4,647 $3,886	Median $7,436 $10,017	75th Percentile $11,307 $23,593
The companies in this Pay and Performance Peer Group are different than the LTIP Peer Companies because the purpose of each list is different. The Pay and Performance Peer Group consists of food companies which are more similar in size to the Company. The LTIP Peer Companies are a broader group of food companies which are publicly traded, allowing for determination of relative total shareholder return performance. This broader group assures there will be a sufficient number of comparison companies at the end of the three-year LTIP performance cycle if some of the companies are acquired, go bankrupt or are eliminated due to unforeseen events. Each year the Committee reviews and approves the Pay and Performance Peer Group and the LTIP Peer Companies with input from the consultant.
Upon completing the competitive analysis, the consultant provides the Compensation Committee with a report of the relative pay and performance findings. Based on the results of this analysis, the Committee discusses strategic goals for the program and establishes broad parameters for annual pay decisions, including overall pay mix. The consultant then works with the CEO and the Senior Vice President of Human Resources to develop an initial set of recommendations for annual pay decisions, consistent with the guidelines established by the Committee. The consultant presents preliminary recommendations based on each executive’s market positioning and relative internal positioning. The CEO and Senior Vice President of Human Resources then modify those recommendations based on their assessment of each individual’s performance and contribution. The initial results are submitted to the Committee for review and discussion. Based on the Committee discussion, modifications are made to the initial recommendations and the Committee approves the final recommendations at a subsequent meeting. The CEO does not participate in the Committee’s process for establishing the CEO’s compensation.
For fiscal year 2018, the Compensation Committee approved salary increases and changes to Operators’ Shares grants, AIP award target amounts, LTIP award target amounts and stock option grants for the NEOs and other key executives. The resulting fiscal 2018 compensation levels for the NEOs are detailed in the Summary Compensation Table on page 26 and the supporting tables that follow. At target performance, NEO total direct compensation is approximately the median of market consensus data.
The Compensation Committee considers the positioning of NEO compensation appropriate in light of the experience, expertise, responsibilities and performance of these five individuals.
Tax Deductibility
Section 162(m) of the Internal Revenue Code, as in effect prior to the enactment of the Tax Cuts and Jobs Act of 2017 ("Tax Cuts Act") in December 2017, generally disallowed a tax deduction to public companies for compensation of more than $1 million paid in any taxable year to each “covered employee,” consisting of the CEO and the three other highest paid executive officers employed at the end of the year (other than the CFO). Performance-based compensation was exempt from this deduction limitation if the Company met specified requirements set forth in the IRS and applicable treasury regulations.
The Tax Cuts Act retained the $1 million deduction limit but repealed the performance-based compensation exemption from the deduction limit and expanded the definition of “covered employees,” effective for taxable years beginning after December 31, 2017. Consequently, performance-based compensation we paid in fiscal 2018 should be exempt from the deduction limitation (assuming we comply with applicable IRS requirements and treasury regulations), however, any compensation we pay in fiscal 2019 and later years to our NEOs in excess of $1 million will not be deductible unless it qualifies for transitional relief applicable to certain binding, written performance-based compensation arrangements that were in place as of November 2, 2017.
To the extent we determine it to be practicable and consistent with our best interests and the interests of our stockholders, we intend to preserve the applicability of transitional relief to existing performance-based compensation awards. However, no assurance can be given that the compensation associated with these awards will qualify for transitional relief, due to ambiguities and uncertainties as to the application and interpretation of revised Section 162(m), the limited IRS guidance issued concerning the application of transitional relief and the related transitional relief requirements.
The Compensation Committee continues to believe that stockholder interests are best served if its discretion and flexibility in structuring and awarding compensation is not restricted, even though some compensation awards may have resulted in the past, and are expected to result in the future, in non-deductible compensation expenses to us. The Compensation

Committee’s ability to properly incentivize our executive officers is considered critical to our success and to advancing the interests of our stockholders.

ANALYSIS OF RISK ASSOCIATED WITH OUR COMPENSATION PLANS
In making decisions regarding compensation program design and pay levels, our Compensation Committee and senior management consider many factors, including any potential risks to the Company and its stockholders. Although a significant portion of our executives’ compensation is performance-based and “at-risk,” we believe the Company’s compensation plans are appropriately structured and are not reasonably likely to have a material adverse effect on the Company.
Senior management, with the direction and oversight of the Committee, implements and administers the compensation program for all employees of the Company other than the Senior Management Group.
The Committee, with the assistance of its independent outside consultant, oversees all aspects of the executive compensation program including:

•	Approval of the companies included in the peer group for comparison purposes;

•	Approval of threshold, target and performance goals for short- and long-term incentives;

•	Approval of all pay actions and equity grants for the Senior Management Group; and

•
Establishment of parameters for equity grants to management employees of the Company outside of the Senior Management Group which may be approved by the CEO under authority delegated to him by the Committee.

Specifically, the Committee notes the following design features that mitigate potential risk:

1.	Our short-term variable pay consists of two programs that provide a strong balance of performance measures:

•	The Operators’ Share Plan rewards absolute Company-wide EPS performance. The plan ties all participants to the results of the total Company;

•	The AIP rewards the achievement of operating income and asset management relative to Committee-approved goals;

▪	The inclusion of asset management discourages decisions focused purely on short-term results;

▪	Including both Company-wide and division measures creates a balance between focus on overall results and a pay-for-performance relationship for division executives; and

▪	The cap on annual payouts mitigates the risk of excessive rewards for temporary, unsustainable results.

2.	Our long-term incentive structure consists of two programs that balance absolute and relative shareholder value creation over a multi-year period:

•	The LTIP performance awards program rewards relative total shareholder return over a three-year performance period;

▪	The relative nature of the measurement mitigates the risk of overpayment for absolute performance that lags industry expectations;

•	The Stock Option grants vest over a four-year period and provide reward for the achievement of absolute stock price performance;

▪	Multi-year vesting of options mitigates the risk that executives can reap excessive rewards from temporary stock price increases;

•	In addition, executives (and directors) are subject to stock ownership guidelines, which require minimum stock holdings for the duration of the executives’ employment; and

•	Further, the multi-year nature of both plans also serves as a retention tool, mitigating the risk of unwanted executive turnover.

3.
Executive officers’ incentive compensation is subject to recoupment in the event of certain financial restatements to recover amounts that would not have been earned based on the restated financial results.

COMPENSATION OF NAMED EXECUTIVE OFFICERS (NEOs)
The following tables and narrative disclosure should be read in conjunction with the Compensation Discussion and Analysis, which presents the objectives of our executive compensation and benefit programs. The table below presents compensation for individuals who served as Chief Executive Officer and Chief Financial Officer and for the other three most highly compensated executive officers who were serving as executive officers at the end of fiscal 2018.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
James P. Snee	2018	882,750	250	-	2,374,691	2,955,987	-	139,577	6,353,255
Chairman of the Board, President	2017	849,940	400	-	1,950,122	2,108,771	1,266,832	144,097	6,320,162
and Chief Executive Officer	2016	509,595	400	-	824,970	1,674,932	469,339	35,283	3,514,519
Thomas R. Day	2018	425,850	250	-	550,242	974,091	-	82,117	2,032,550
Executive Vice President	2017	376,610	400	-	500,070	855,700	1,306,132	81,283	3,120,195
	2016	370,165	400	-	450,264	1,217,966	990,360	38,538	3,067,693
James N. Sheehan	2018	439,430	250	-	600,138	808,529	4,516	70,807	1,923,670
Senior Vice President and	2017	410,020	400	-	574,764	684,399	841,746	66,481	2,577,810
Chief Financial Officer
Glenn R. Leitch	2018	421,725	250	-	550,242	776,123	-	69,412	1,817,752
Executive Vice President	2017	386,580	400	-	519,693	743,400	678,586	82,088	2,410,747
	2016	380,500	400	-	470,310	1,191,625	480,504	34,750	2,558,089
James M. Splinter	2018	338,280	250	-	415,107	794,710	-	65,988	1,614,335
Group Vice President

(1)	Includes amounts voluntarily deferred under the Company’s Tax Deferred Investment Plan A - 401(k) and the Executive Deferred Income Plan.

(2)	Consists of a discretionary bonus that was paid, in the same amount, to all other eligible employees.

(3)
Consists of the aggregate grant date fair value of stock options granted during the fiscal year, calculated in accordance with FASB ASC Topic 718. The grant date fair value is based on the Black-Scholes valuation model. Assumptions used to calculate these amounts are included in Note A, “Summary of Significant Accounting Policies – Employee Stock Options,” and Note L, “Stock-Based Compensation,” of the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended October 28, 2018.

(4)
Consists of Operators’ Share Incentive Compensation Plan and Annual Incentive Plan payments earned during the fiscal year, the majority of which were paid subsequent to fiscal year end, and payouts under the LTIP performance awards, as shown in the table below. For the LTIP performance period June 5, 2015 through June 22, 2018, the Company’s Total Shareholder Return was at the 69.6 percentile of its peer group, resulting in a payout at 139.1% of the target awards. Includes amounts voluntarily deferred under the Executive Deferred Income Plan.

Name	Year	Operators’ Share Plan Payment ($)	Annual Incentive Plan Payment ($)	LTIP Payout ($)	Total Non-Equity Incentive Plan Compensation ($)
James P. Snee	2018	372,000	870,000	1,713,987	2,955,987
	2017	314,000	800,000	994,771	2,108,771
	2016	328,000	930,000	416,932	1,674,932
Thomas R. Day	2018	279,000	361,251	333,840	974,091
	2017	188,400	328,500	338,800	855,700
	2016	196,800	630,125	391,041	1,217,966
James N. Sheehan	2018	148,800	308,125	351,604	808,529
	2017	125,600	320,000	238,799	684,399
Glenn R. Leitch	2018	260,400	154,063	361,660	776,123
	2017	219,800	154,000	369,600	743,400
	2016	229,600	590,625	371,400	1,191,625
James M. Splinter	2018	223,200	232,000	339,510	794,710

(5)
Consists of the annual increase in the actuarial present value of accumulated benefits under the Pension Plan and the SERP. In fiscal 2018, the annual change in the actuarial present value of accumulated benefits under the Pension Plan and the SERP was a negative amount for the following NEOs: Mr. Snee – ($118,308); Mr. Day – ($157,109); Mr. Leitch – ($75,440); and Mr. Splinter – ($90,567). In accordance with SEC rules, the present value was determined using the same assumptions applicable for valuing pension benefits for purposes of our financial statements. See “Pension Benefits” on page 30. The NEOs had no above-market or preferential earnings on deferred compensation.

(6)	All other compensation, including perquisites and other personal benefits, consists of the following:
ALL OTHER COMPENSATION

Name	Year	Joint Earnings Profit Sharing ($)(a)	Company 401k Match ($)(b)	Company NQDCP Contribution ($)(c)	Use of Company Car ($)(d)	Use of Company Properties ($)(e)	Air Lounge Membership ($)(f)	Physical Exams ($)(g)	Total ($)
James P. Snee	2018	33,408	10,800	70,397	16,742	4,459	445	3,326	139,577
	2017	32,592	10,600	74,712	12,803	4,663	-	8,727	144,097
	2016	19,711	900	-	11,875	-	-	2,797	35,283
Thomas R. Day	2018	16,704	10,800	28,024	16,715	-	445	9,429	82,117
	2017	14,576	10,600	38,091	13,086	-	405	4,525	81,283
	2016	14,586	900	-	12,753	5,096	-	5,203	38,538
James N. Sheehan	2018	16,888	10,800	25,001	12,368	2,676	-	3,074	70,807
	2017	15,723	10,600	25,318	12,109	-	-	2,731	66,481
Glenn R. Leitch	2018	15,778	10,800	21,517	14,783	4,459	-	2,075	69,412
	2017	14,955	10,600	38,298	16,066	-	-	2,169	82,088
	2016	14,986	900	-	15,580	-	-	3,284	34,750
James M. Splinter	2018	12,622	10,800	20,236	12,578	2,676	445	6,631	65,988

(a)
Consists of Joint Earnings Profit Sharing distributions for each fiscal year that were authorized and paid subsequent to fiscal year end. Company Joint Earnings Profit Sharing distributions may be authorized by the Board of Directors in its discretion based on Company profits. The total amount of Company distributions declared available to all participants by the Board is allocated in the same proportion as each person’s base weekly wage bears to the total base wage for all eligible persons. Distributions to the NEOs are calculated using the same formula as is used for all eligible employees. Distributions to the NEOs include both a contribution to the Joint Earnings Profit Sharing Trust and a Joint Earnings profit sharing cash payment.

(b)	Consists of Company matching payments under the Hormel Tax Deferred Investment Plan A - 401(k). This matching payment, in the same amount, is available to all other eligible employees.

(c)
Consists of Company contributions to the Executive Deferred Income Plan for each fiscal year on behalf of participants for 401(k) match amounts which could not be contributed to the 401(k) Plan because of IRS limitations. These contributions are credited to participants’ accounts subsequent to fiscal year end.

(d)
Consists of the aggregate incremental cost to the Company of a vehicle provided to the NEO for business and personal use. This cost includes the depreciation expense of the vehicle and insurance, license, fuel and maintenance costs.

(e)
Consists of the aggregate incremental cost to the Company of use of a Company-owned condominium in Vail, Colorado. This cost is the total costs of the property allocated between the two units in the condominium and then divided by the number of weeks the units are available for use. Costs of the property include property management, insurance, utilities, remodeling, repairs and property taxes.

(f)	Consists of reimbursements paid by the Company for air travel lounge membership expenditures. Such expenditures are allocated evenly over the term of the membership.

(g)	Consists of costs of physical medical examinations paid for by the Company.
The following table describes each stock option and non-equity incentive plan award made to each NEO in fiscal 2018.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2018

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Option Awards:	Exercise or	Grant Date
		Award Approval	Operators' Shares(1)	Threshold	Target	Maximum	Number of Securities Underlying Options	Base Price of Option Awards	Fair Value of Stock and Option Awards
Name	Grant Date	Date	(#)	($)	($)	($)	(#)	($/Sh.)	($)
James P. Snee		12/18/2017(1)	200,000		314,000
		12/18/2017(2)		600,000	1,200,000	2,400,000
	2/1/2018(3)	12/18/2017					365,900	34.08	2,374,691
		7/23/2018(4)		1,187,500	2,375,000	7,125,000
Thomas R. Day		11/19/2017(1)	150,000		235,500
		11/19/2017(2)		212,500	425,000	850,000
	12/5/2017(3)	11/19/2017					79,400	37.10	550,242
		7/23/2018(4)		187,500	375,000	1,125,000
James N. Sheehan		11/19/2017(1)	80,000		125,600
		11/19/2017(2)		212,500	425,000	850,000
	12/5/2017(3)	11/19/2017					86,600	37.10	600,138
		7/23/2018(4)		200,000	400,000	1,200,000
Glenn R. Leitch		11/19/2017(1)	140,000		219,800
		11/19/2017(2)		212,500	425,000	850,000
	12/5/2017(3)	11/19/2017					79,400	37.10	550,242
		7/23/2018(4)		200,000	400,000	1,200,000
James M. Splinter		11/19/2017(1)	120,000		188,400
		11/19/2017(2)		160,000	320,000	640,000
	12/5/2017(3)	11/19/2017					59,900	37.10	415,107
		7/23/2018(4)		142,500	285,000	855,000

(1)
The “Operators’ Shares” column discloses the number of Operators’ Shares granted to each NEO for fiscal 2018. The “Target” column shows the estimated possible Operators’ Share payment for fiscal 2018 based on fiscal 2017 EPS of $1.57. In accordance with SEC rules, this estimated possible payment is based on the previous fiscal year’s performance since the fiscal 2018 EPS results are not determinable when the award is made at the beginning of fiscal 2018. The actual Operators’ Share payment earned in fiscal 2018 for each NEO based on fiscal 2018 EPS of $1.86 was paid subsequent to fiscal year end and is included under “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table on page 26. See “Operators’ Share Incentive Compensation Plan” on page 18 for a description of Operators’ Shares.

(2)
Consists of AIP performance awards granted in fiscal 2018. These awards include target amounts and are subject to threshold and maximum payouts under the AIP. The actual AIP payment earned in fiscal 2018 for each NEO was paid subsequent to fiscal year end and is included under “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table on page 26. See “Annual Incentive Plan” on page 18 for a description of the AIP and AIP payouts for fiscal 2018.

(3)
For Mr. Snee, consists of stock options granted under the Company’s 2018 Incentive Compensation Plan. For the NEOs other than Mr. Snee, consists of stock options granted under the Company’s 2009 Long-Term Incentive Plan. These options vest at 25% per year on the anniversary of the grant date. The grant date fair value is included under “Option Awards” in the Summary Compensation Table on page 26. See “Potential Payments Upon Termination” on page 31 for a discussion of how equity awards are treated under various termination scenarios.

(4)
Consists of LTIP performance awards made in fiscal 2018. The performance period is June 11, 2018 through the 20th trading day after the Company’s second fiscal quarter 2021 earnings release, ending June 30, 2021 at the latest. The actual cash amounts payable at the end of the performance period under these LTIP performance awards, if any, cannot be determined because the amount earned will be based on the Company’s future performance and the future performance of the peer group. See “Long-Term Incentives” on page 20 for a description of the LTIP awards and potential payouts for LTIP awards.

The following table summarizes the total outstanding equity awards as of October 28, 2018 for each of the NEOs.

OUTSTANDING EQUITY AWARDS AT FISCAL 2018 YEAR END

	OPTION AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)(2)	Option Exercise Price ($)	Option Expiration Date
James P. Snee	48,000	-	9.5625	12/1/2019
	56,000	-	12.48	12/7/2020
	60,000	-	14.80	12/6/2021
	100,000	-	15.49	12/4/2022
	60,600	-	22.99	12/3/2023
	44,700	14,900	26.38	12/2/2024
	53,500	53,500	37.755	12/1/2025
	69,350	208,050	35.62	2/1/2027
	-	365,900	34.08	2/1/2028
Thomas R. Day	80,000	-	12.48	12/7/2020
	80,000	-	14.80	12/6/2021
	100,000	-	15.49	12/4/2022
	76,800	-	22.99	12/3/2023
	61,050	20,350	26.38	12/2/2024
	29,200	29,200	37.755	12/1/2025
	19,750	59,250	33.31	12/6/2026
	-	79,400	37.10	12/5/2027
James N. Sheehan	60,000	-	12.48	12/7/2020
	60,000	-	14.80	12/6/2021
	60,000	-	15.49	12/4/2022
	32,400	-	22.99	12/3/2023
	29,700	9,900	26.38	12/2/2024
	15,600	15,600	37.755	12/1/2025
	22,700	68,100	33.31	12/6/2026
	-	86,600	37.10	12/5/2027
Glenn R. Leitch	16,000	-	12.48	12/7/2020
	80,000	-	14.80	12/6/2021
	140,000	-	15.49	12/4/2022
	87,000	-	22.99	12/3/2023
	64,050	21,350	26.38	12/2/2024
	30,500	30,500	37.755	12/1/2025
	20,525	61,575	33.31	12/6/2026
	-	79,400	37.10	12/5/2027
James M. Splinter	48,000	-	9.5625	12/1/2019
	80,000	-	12.48	12/7/2020
	80,000	-	14.80	12/6/2021
	100,000	-	15.49	12/4/2022
	71,800	-	22.99	12/3/2023
	52,800	17,600	26.38	12/2/2024
	23,000	23,000	37.755	12/1/2025
	15,800	47,400	33.31	12/6/2026
	-	59,900	37.10	12/5/2027

(1)
Stock option grants generally vest in four equal annual installments, starting with one-fourth of the grant vesting on the first anniversary of the grant date. The stock options have a term of ten years. The grant date is thus ten years prior to the option expiration date shown in this table. Specific vesting dates are listed in footnote 2 below. See “Potential Payments Upon Termination” on page 31 for a discussion of how equity awards are treated under various termination scenarios.

(2)
The table below shows the vesting schedule for all unexercisable options. These options vest on the anniversary of the grant date in the year indicated. For example, the December 5, 2017 option grant for Mr. Day vested as to 19,850 shares on December 5, 2018 and will vest as to 19,850 shares on each of December 5, 2019, December 5, 2020 and December 5, 2021.

VESTING SCHEDULE FOR UNEXERCISABLE OPTIONS

Name	Option Grant Date	Vested in December 2018	Will Vest in 2019	Will Vest in 2020	Will Vest in 2021	Will Vest in 2022
James P. Snee	12/2/2014	14,900	-	-	-	-
	12/1/2015	26,750	26,750	-	-	-
	2/1/2017	-	69,350	69,350	69,350	-
	2/1/2018	-	91,475	91,475	91,475	91,475
Thomas R. Day	12/2/2014	20,350	-	-	-	-
	12/1/2015	14,600	14,600	-	-	-
	12/6/2016	19,750	19,750	19,750	-	-
	12/5/2017	19,850	19,850	19,850	19,850	-
James N. Sheehan	12/2/2014	9,900	-	-	-	-
	12/1/2015	7,800	7,800	-	-	-
	12/6/2016	22,700	22,700	22,700	-	-
	12/5/2017	21,650	21,650	21,650	21,650	-
Glenn R. Leitch	12/2/2014	21,350	-	-	-	-
	12/1/2015	15,250	15,250	-	-	-
	12/6/2016	20,525	20,525	20,525	-	-
	12/5/2017	19,850	19,850	19,850	19,850	-
James M. Splinter	12/2/2014	17,600	-	-	-	-
	12/1/2015	11,500	11,500	-	-	-
	12/6/2016	15,800	15,800	15,800	-	-
	12/5/2017	14,975	14,975	14,975	14,975	-
The following table summarizes the option awards exercised during fiscal 2018 by each of the NEOs.
OPTION EXERCISES FOR FISCAL 2018

Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)(1)
James P. Snee	52,000	1,552,040
Thomas R. Day	160,000	4,655,403
James N. Sheehan	-	-
Glenn R. Leitch	36,000	1,135,293
James M. Splinter	48,000	1,395,542

(1)	Amount is the difference between the market price (NYSE prior day closing price) of the Company stock at the time of exercise and the exercise price of the options.
The following table shows present value of accumulated benefits that NEOs are entitled to under the Pension Plan and SERP.
PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
James P. Snee	Pension Plan	29-6/12	687,957	-
	SERP	29-6/12	2,093,928	-
Thomas R. Day(1)	Pension Plan	37-10/12	1,331,797	-
	SERP	37-10/12	3,873,735	-
James N. Sheehan(1)	Pension Plan	40-5/12	1,612,973	-
	SERP	40-5/12	2,735,432	-

Glenn R. Leitch(1)	Pension Plan	17-9/12	555,429	-
	SERP	17-9/12	1,528,751	-
James M. Splinter(1)	Pension Plan	24-2/12	716,556	-
	SERP	24-2/12	1,460,190	-

(1)
Each of the NEOs other than Mr. Snee is eligible for early retirement under both the Pension Plan and the SERP. Early retirement provisions of these plans are described under “Pension Plan” on page 21 and “Supplemental Executive Retirement Plan” on page 22.

In accordance with SEC rules, the present value of accumulated benefits that NEOs are entitled to under these plans was determined using the same assumptions applicable for valuing pension benefits for purposes of our financial statements. See Note G, “Pension and Other Post-retirement Benefits,” of the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended October 28, 2018. The material terms of these plans are described under “Pension Plan” on page 21 and “Supplemental Executive Retirement Plan” on page 22.
The following table shows information about each NEO’s participation in the Company’s Executive Deferred Income Plan.
NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last Fiscal Year ($)(1)	Company Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at October 28, 2018 ($)(1)
James P. Snee	567,697	70,397	(3,711)	-	1,121,057
Thomas R. Day	-	28,024	9,272	-	2,689,184
James N. Sheehan	-	25,001	2,097	-	112,052
Glenn R. Leitch	-	21,517	27,487	-	1,154,010
James M. Splinter	-	20,236	4,477	-	523,699

(1)	The following table identifies amounts that have already been reported as compensation in our Summary Compensation Table for the current and prior years:

Name	Amount of Fiscal 2018 Contributions and Earnings Reported as Compensation in Fiscal 2018 Summary Compensation Table ($)	Amounts in “Aggregate Balance at October 28, 2018” Column Reported as Compensation in Summary Compensation Tables for Prior Years ($)
James P. Snee	638,094	328,954
Thomas R. Day	28,024	40,641
James N. Sheehan	25,001	25,318
Glenn R. Leitch	21,517	519,518
James M. Splinter	20,236	-
The material terms of the Company’s Executive Deferred Income Plan are described under “Nonqualified Deferred Compensation Plan” on page 22.
POTENTIAL PAYMENTS UPON TERMINATION
Our executive officers do not have employment or severance agreements with the Company. Consequently, no executive officer has any right to cash severance of any kind.
Our stock option awards include standard provisions that result in the vesting or forfeiture of awards upon termination of employment, depending on the reason for termination. These provisions are summarized as follows:

•	All options vest immediately upon death of the executive;

•
Retirement or disability results in the continued vesting of options per the original vesting schedule, except that all options granted under the Company’s 2009 Long-Term Incentive Plan (the “Prior Plan”) vest immediately upon disability;

•
Vesting ends upon voluntary termination of employment and all options expire three months after such termination, except that options granted under the Prior Plan continue to vest during this three month post termination period;

•
Upon a change in capital structure of the Company, including a change in control of the Company via a merger, a sale of assets, or a tender or exchange offer, the Compensation Committee may in its discretion take action which the Committee deems appropriate, including accelerating vesting of options or permitting the exchange of options for a cash payment or substitute options;

•	Options are forfeited immediately upon termination for cause; and

•
Options will be cancelled upon (1) a material breach of the Company’s Code of Ethical Business Conduct, (2) a breach of any nondisclosure or similar obligation or (3) rendering services for any organization or engaging directly or indirectly in any business that is competitive with, prejudicial to or in conflict with the interests of the Company. For options granted under the Prior Plan, options will be cancelled upon rendering services for any organization or engaging directly or indirectly in any business that is competitive with, prejudicial to or in conflict with the interests of the Company and options are forfeited immediately upon breach of a confidentiality or noncompete agreement, as determined by the Compensation Committee. All NEOs have signed a confidentiality agreement. Of the NEOs, Mr. Leitch and Mr. Splinter have each signed a noncompete agreement which prohibits him from working on competing products for a competitor of the Company for one year following termination of employment.

Our LTIP performance award agreements include standard provisions that result in the vesting or forfeiture of awards upon termination of employment, depending on the reason for termination. These provisions are summarized as follows:

•
Death results in calculation of an award as if the performance period ended on the date of death and payment to the employee’s beneficiary of a prorated amount based on the employee’s actual period of employment during the performance period;

•
Change in control of the Company results in calculation of an award as if the performance period ended on the date change in control occurred and payment to the employee of that award without proration;

•
Retirement or disability results in a payment after the end of the performance period equal to the amount that would have been earned over the entire performance period prorated based on the employee’s actual period of employment;

•	Termination of employment for any reason other than retirement, disability or death results in forfeiture of all award rights; and

•
LTIP awards will be cancelled upon (1) a material breach of the Company’s Code of Ethical Business Conduct, (2) a breach of any nondisclosure or similar obligation or (3) rendering services for any organization or engaging directly or indirectly in any business that is competitive with, prejudicial to or in conflict with the interests of the Company. For LTIP awards granted under the Prior Plan, awards will be cancelled upon rendering services for any organization or engaging directly or indirectly in any business that is competitive with, prejudicial to or in conflict with the interests of the Company.

The following table shows the potential payment of LTIP performance awards and the potential value of unexercisable stock option awards for the NEOs upon death, retirement, disability, or change in control of the Company as of October 28, 2018.
POTENTIAL PAYMENTS UPON TERMINATION AT FISCAL 2018 YEAR END

	Death	Retirement or Disability			Change in Control
	Potential	Potential Value or Payment ($)(1)(3)			Potential
	Value or Payment	Threshold	Target	Maximum	Value or Payment
Name	($)(1)(2)	($)	($)	($)	($)(1)(2)(4)
James P. Snee
Stock Options	4,151,982	4,151,982	4,151,982	4,151,982	4,151,982
LTIP award (6/16-6/19)	2,598,190	691,376	1,382,751	4,148,254	3,288,848
LTIP award (6/17-6/20)	2,282,865	448,500	897,000	2,691,000	4,962,750
LTIP award (6/18-6/21)	607,050	142,500	285,000	855,000	5,058,750
Total	9,640,087	5,434,358	6,716,733	11,846,236	17,462,330
Thomas R. Day
Stock Options	1,189,558	1,189,558	1,189,558	1,189,558	1,189,558
LTIP award (6/16-6/19)	415,634	110,600	221,200	663,600	526,120
LTIP award (6/17-6/20)	380,478	74,750	149,500	448,500	827,125
LTIP award (6/18-6/21)	95,850	22,500	45,000	135,000	798,750
Total	2,081,520	1,397,408	1,605,258	2,436,658	3,341,553

James N. Sheehan
Stock Options	1,087,423	1,087,423	1,087,423	1,087,423	1,087,423
LTIP award (6/16-6/19)	520,253	138,439	276,878	830,633	658,548
LTIP award (6/17-6/20)	439,013	86,250	172,500	517,500	954,375
LTIP award (6/18-6/21)	102,240	24,000	48,000	144,000	852,000
Total	2,148,929	1,336,112	1,584,801	2,579,556	3,552,346
Glenn R. Leitch
Stock Options	1,227,062	1,227,062	1,227,062	1,227,062	1,227,062
LTIP award (6/16-6/19)	445,322	118,500	237,000	711,000	563,700
LTIP award (6/17-6/20)	403,892	79,350	158,700	476,100	878,025
LTIP award (6/18-6/21)	102,240	24,000	48,000	144,000	852,000
Total	2,178,516	1,448,912	1,670,762	2,558,162	3,520,787
James M. Splinter
Stock Options	955,206	955,206	955,206	955,206	955,206
LTIP award (6/16-6/19)	389,350	103,606	207,211	621,634	492,849
LTIP award (6/17-6/20)	316,089	62,100	124,200	372,600	687,150
LTIP award (6/18-6/21)	72,846	17,100	34,200	102,600	607,050
Total	1,733,491	1,138,012	1,320,817	2,052,040	2,742,255

(1)
Stock options are valued based on the difference between the $41.17 closing price of the Company’s stock on October 26, 2018, the last trading day of the fiscal year, and the applicable exercise price of the stock options. Amounts shown for stock options represent the value of all unexercisable options. Exercisable options would not be affected by this termination event.

(2)
Payments for LTIP performance awards upon death or change in control of the Company are based on actual Company performance through October 28, 2018. Payments for such awards upon death are prorated based on employment from the beginning of the performance period through October 28, 2018.

(3)
Retirement or disability results in a payment for LTIP performance awards after the end of the performance period equal to the amount that would have been earned over the entire performance period prorated based on the employee’s actual period of employment. These columns thus show the potential threshold, target and maximum payments for such awards, each prorated based on employment from the beginning of the performance period through October 28, 2018. The actual payment would not be determined until after the performance period end date for each award.

(4)
For this table, it is assumed that the Compensation Committee exercised its discretion to accelerate vesting of all options upon a change in control of the Company. Alternative assumptions which provide the same result are that the Committee exercised its discretion to permit the exchange of options for a cash payment or substitute options, in either case with a value equal to the difference between the closing price of the Company’s stock on October 26, 2018 (the last trading day of the fiscal year) and the applicable exercise price of the stock options.

Following termination of employment for any reason, our executive officers receive payment of retirement benefits and nonqualified deferred compensation benefits under the plans in which they participate. The value of those benefits is set forth in the sections above entitled “Pension Benefits” and “Nonqualified Deferred Compensation.”
Upon termination of employment caused by the death of an executive officer, the SIPE would provide a death benefit to the executive’s survivors. The value of those benefits is described under “Survivor Income Protection Plan” on page 23.
CEO PAY RATIO DISCLOSURE
We determined that the fiscal 2018 annual total compensation of the median compensated employee of our adjusted employee population employed as of October 28, 2018, other than our CEO, James P. Snee, was $43,131. Mr. Snee’s fiscal 2018 annual total compensation, as reported in the Summary Compensation Table on page 26, was $6,353,255. Therefore, the ratio of our CEO’s annual total compensation to the median employee’s annual total compensation was 147 to 1.
As of October 28, 2018, our total employee population consisted of 20,080 employees, of which 18,510 were located in the United States and 1,570 were located in non-US jurisdictions. Pursuant to SEC rules, we excluded 15 employees from the following countries under the de minimis exemption: Australia (7); Canada (3); Japan (1); Philippines (3); and Mexico (1). After applying this exemption, our adjusted employee population used for purposes of identifying the median employee consisted of 20,065 employees of which 18,510 were located in the United States and 1,555 were located in non-US jurisdictions.

To identify the median compensated employee, we used total cash compensation, including base salary, actual bonus paid and overtime and allowances, as applicable, for fiscal 2018.
This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above.
ITEM 3 – ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Company is providing stockholders an advisory vote on executive compensation as required by Section 14A of the Exchange Act and related SEC rules. This advisory vote is commonly known as a “say-on-pay” vote.
The advisory vote on executive compensation is a non-binding vote on the compensation of the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in this proxy statement. The advisory vote on executive compensation is not a vote on the Company’s general compensation policies, compensation of the Company’s Board of Directors, or the Company’s compensation policies as they relate to risk management, as described under “Analysis of Risk Associated With Our Compensation Plans” on page 25.
The Company’s executive compensation programs are designed to attract, motivate and retain highly qualified executive officers who are able to achieve corporate objectives and create stockholder value. The Compensation Committee believes the Company’s executive compensation programs reflect a strong pay-for-performance philosophy and are well aligned with the stockholders’ long-term interests. The Compensation Discussion and Analysis section starting on page 17 provides a more detailed discussion of the executive compensation programs.
The Compensation Committee believes the Company’s executive compensation programs have been effective at incenting the achievement of strong financial performance and long-term returns to stockholders. Fiscal 2018 net earnings were $1.012 billion, with $1.86 diluted EPS, the most profitable year in the Company’s history. Net sales for fiscal 2018 were $9.546 billion, the highest annual sales in the Company’s history. In fiscal 2018 the Company achieved record cash flow from operations and paid a record amount of dividends to stockholders. Our fourth quarter earnings release and annual report provide more details on the Company’s financial performance.
The Company’s financial performance has led to superior returns to the Company’s stockholders over a longer-term horizon. The chart below shows how the Company’s stock outperformed the Standard & Poor’s 500 Packaged Foods and Meat Index in total return for the one, two, three, five and ten-year periods ended October 26, 2018, the last trading day in fiscal 2018, and outperformed the Dow-Jones Industrials 30 Stock Average and the Standard & Poor’s 500 Index in total return for the one, five and ten-year periods ended October 26, 2018. The Company’s stock price had pulled back during fiscal 2017, resulting in total returns over the two and three-year periods ended October 26, 2018 which are below the Dow-Jones Industrials 30 Stock Average and the Standard & Poor’s 500 Index, as shown in the chart below. The Company believes this underperformance of the Company’s stock related to the lower earnings in fiscal 2017 compared to fiscal 2016, our first down year in ten years. The Company's stock price has continued to grow recently, moving from $41.17 as of October 26, 2018 to $44.34 as of December 7, 2018, an increase of 7.7%.

COMPARISON OF TOTAL RETURN*
Ended 10/26/2018	1-Year	2-Year	3-Year	5-Year	10-Year
Hormel Foods	38.3%	5.9%	8.4%	15.6%	21.5%
Dow-Jones Industrials 30 Stock Average	5.4%	16.6%	11.8%	9.7%	11.4%
S & P 500	5.0%	14.1%	10.9%	10.9%	14.2%
S & P 500 Packaged Foods and Meats	-3.0%	-5.5%	-0.1%	5.8%	11.3%
* The chart indicates total stockholder return for each period based on a $100 investment in stock or index, including dividends reinvested.
In November 2018, the Company announced a $0.09 per share (12%) increase to its annual dividend rate, making the new dividend $0.84 per share. This represents the 53rd consecutive annual dividend increase and marked the tenth consecutive annual dividend increase of ten percent or more.
Stockholders are being asked to vote on the following resolution:

RESOLVED, that the stockholders of Hormel Foods Corporation approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in the Company’s 2019 annual meeting proxy statement.
This advisory vote on executive compensation is not binding on the Company’s Board of Directors. However, the Board of Directors will take into account the result of the vote when determining future executive compensation arrangements.
While the stockholder vote on this proposal is non-binding, the Board of Directors will consider stockholders to have approved the resolution if the number of shares voted for it exceeds the number of shares voted against it. The Board of Directors recommends a vote FOR adoption of the resolution approving the compensation of the Company’s NEOs as disclosed in this proxy statement. Properly dated and signed proxies will be so voted unless stockholders specify otherwise.
RELATED PARTY TRANSACTIONS
The Board of Directors has adopted a written related party transaction policy. This policy applies to all transactions that qualify for disclosure under Item 404(a) of Regulation S-K of the Exchange Act. Information about transactions involving related persons is reviewed by the Audit Committee. Related persons include Company directors and executive officers, as well as their immediate family members. If a related person has a direct or indirect material interest in any Company transaction, then the Audit Committee would decide whether or not to approve or ratify the transaction. The Audit Committee will use any process and review any information that it determines is appropriate. All related party transactions will be disclosed in accordance with SEC rules. For fiscal 2018, the Company had no material related party transactions which were required to be disclosed in accordance with SEC rules.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
The Company’s directors, executive officers, and any persons holding more than ten percent of the Company’s common stock are required to report their initial ownership of the Company’s common stock and any subsequent changes in that ownership to the SEC and the NYSE. This requirement is contained in Section 16(a) of the Exchange Act. Specific due dates for these reports have been established. The Company is required to disclose in this proxy statement any failure to file by those dates during fiscal 2018.
In making this disclosure, the Company has relied on the representations of its directors and officers and copies of the reports that they have filed with the SEC. Based on those representations and reports, the Company believes that all Section 16(a) filing requirements applicable to the Company’s directors, officers and greater than ten percent stockholders were met.
VIEWING AND DELIVERY OF PROXY MATERIALS
Viewing of Proxy Materials Via the Internet - We are able to distribute our annual report and this proxy statement to our stockholders in a fast and efficient manner via the internet. This reduces the amount of paper delivered to a stockholder’s address and eliminates the cost of sending these documents by mail. Stockholders may elect to view all future annual reports and proxy statements on the internet instead of receiving them by mail. You may make this election when voting your proxy this year. Simply follow the instructions to vote via the internet or go directly to www.proxyvote.com/hrl to register your consent. You will continue to have the option to vote your shares by mail, telephone or the internet.
Delivery of Proxy Materials - Only one Notice of Internet Availability of Proxy Materials or only one copy of our annual report and proxy statement are being delivered to multiple stockholders sharing an address, unless the Company received contrary instructions from one of the stockholders. If you wish to receive a separate copy of the Notice of Internet Availability of Proxy Materials or the annual report and proxy statement, as applicable, this year or in future years, please call 507-437-5944 or mail a request to Brian D. Johnson, Vice President and Corporate Secretary, 1 Hormel Place, Austin, Minnesota 55912.
STOCKHOLDER PROPOSALS FOR 2020 ANNUAL MEETING OF STOCKHOLDERS
Any stockholder intending to present a proposal at the 2020 Annual Meeting of Stockholders must deliver the proposal to the Company by August 21, 2019, in order to have the proposal considered for inclusion in the Company’s proxy statement and the form of proxy for that meeting.
The Company’s Bylaws provide certain requirements which must be met in order for a stockholder to bring any proposals or nominations for election as directors for consideration at the Annual Meeting of Stockholders. These requirements apply whether or not the proposal or nomination is requested to be included in the proxy statement and proxy. The requirements include a written notice to the Corporate Secretary to be received at the Company’s principal executive offices at least 90 days before the date that is one year after the prior year’s annual meeting. For business or nominations intended to be brought to the 2020 Annual Meeting of Stockholders, the notice deadline is October 31, 2019. Stockholder proposals or director nominations submitted after this date may not be presented at the 2020 Annual Meeting of Stockholders.
OTHER MATTERS
The management of the Company does not know of any matters to be presented at the meeting other than those identified above. If other matters properly come before the meeting, the holders of the proxies will vote on such matters in their discretion under the authority granted in the proxy.
By Order of the Board of Directors
BRIAN D. JOHNSON
Vice President and
Corporate Secretary
December 19, 2018

HORMEL FOODS CORPORATION
ATTN: BRIAN D. JOHNSON
1 HORMEL PLACE
AUSTIN, MN 55912-3680

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of proxy materials up until 10:59 p.m. Central Standard Time, on either (i) Thursday, January 24, 2019 for shares in employee plans or (ii) Monday, January 28, 2019 for shares held in record accounts. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 10:59 p.m. Central Standard Time, on either (i) Thursday, January 24, 2019 for shares in employee plans or (ii) Monday, January 28, 2019 for shares held in record accounts. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E53401-P15019

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

HORMEL FOODS CORPORATION

The Board of Directors recommends you vote FOR each of the director nominees under Item 1.

1. Elect a board of 13 directors:	For	Against	Abstain
Nominees:			
1a. Gary C. Bhojwani	☐	☐	☐
1b. Terrell K. Crews	☐	☐	☐
1c. Glenn S. Forbes, M.D.	☐	☐	☐
1d. Stephen M. Lacy	☐	☐	☐
1e. Elsa A. Murano, Ph.D.	☐	☐	☐
1f. Robert C. Nakasone	☐	☐	☐
1g. Susan K. Nestegard	☐	☐	☐
1h. William A. Newlands	☐	☐	☐
1i. Dakota A. Pippins	☐	☐	☐
1j. Christopher J. Policinski	☐	☐	☐
1k. Sally J. Smith	☐	☐	☐
1l. James P. Snee	☐	☐	☐
1m. Steven A. White	☐	☐	☐

The Board of Directors recommends you vote FOR Items 2 and 3.	For	Against	Abstain
2. Ratify the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending October 27, 2019.	☐	☐	☐
3. Approve the Named Executive Officer compensation as disclosed in the Company's 2019 annual meeting proxy statement.	☐	☐	☐

Note: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Help us protect the environment and sign up for electronic delivery by visiting www.proxyvote.com.

Thank You!

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR EACH OF THE DIRECTOR NOMINEES AND FOR ITEMS 2 AND 3.

Please sign exactly as name(s) appear(s) above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

SHARES COVERED BY THIS PROXY CARD ARE EXPLAINED BELOW
Your signature on this proxy card will appoint a proxy for shares held in your record account(s).
Your signature will also serve as a voting direction to the trustee, Reliance Trust Company, if you are a participant in any of the following employee plans:
•    Hormel Foods Corporation Joint Earnings Profit Sharing Trust
•     Hormel Foods Corporation Tax Deferred Investment Plan A (401K)
•     Hormel Foods Corporation Tax Deferred Investment Plan B (401K)
•     Jennie-O Turkey Store Retirement Savings Plan (401K)
•    Rochelle Foods, LLC Capital Accumulation Plan (401K)
Holding shares by virtue of an employee plan does NOT permit you to attend the stockholder meeting.
If you would like to access the proxy materials electronically next year, go to the following Internet address: www.proxyvote.com

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E53402-P15019

HORMEL FOODS CORPORATION
1 Hormel Place
Austin, MN 55912

proxy and voting direction

HORMEL FOODS CORPORATION
Proxy and Voting Direction

This proxy is solicited on behalf of the Board of Directors. By signing on the other side of this card you appoint James P. Snee, James N. Sheehan and Brian D. Johnson, and each of them, as proxies, with full power of substitution, and hereby authorize them or any of them to represent and to vote as designated on the other side of this card all the shares of Common Stock of Hormel Foods Corporation held of record by you on November 30, 2018, at the Annual Meeting of Stockholders to be held on January 29, 2019, or any adjournment thereof.

This proxy also functions as a voting direction to the trustee of the employee plan(s) in which Common Stock of Hormel Foods Corporation was held for your account on November 30, 2018. Please refer to the explanation above. If no direction is given or if direction is received after 10:59 p.m. Central Standard Time January 24, 2019, the Trustee will vote the shares in the same proportion as to which it has received instructions, unless inconsistent with applicable law.

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

Hormel Foods

HORMEL FOODS CORPORATION
ATTN: BRIAN D. JOHNSON
1 HORMEL PLACE
AUSTIN, MN 55912-3680

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of proxy materials up until 10:59 p.m. Central Standard Time on Monday, January 28, 2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 10:59 p.m. Central Standard Time on Monday, January 28, 2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ADMISSION TICKET

Annual Meeting of Stockholders
Tuesday, January 29, 2019
8:00 p.m. CST
Richard L. Knowlton Auditorium
Austin High School
300 NW 4th Street
Austin, MN 55912

Doors open at 6:30 p.m.
Enter at South end of building

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E53403-P15019

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HORMEL FOODS CORPORATION

The Board of Directors recommends you vote FOR each of the director nominees under Item 1.

1. Elect a board of 13 directors:

Nominees:

		For	Against	Abstain
1a.	Gary C. Bhojwani	☐	☐	☐
1b.	Terrell K. Crews	☐	☐	☐
1c.	Glenn S. Forbes, M.D.	☐	☐	☐
1d.	Stephen M. Lacy	☐	☐	☐
1e.	Elsa A. Murano, Ph.D.	☐	☐	☐
1f.	Robert C. Nakasone	☐	☐	☐
1g.	Susan K. Nestegard	☐	☐	☐
1h.	William A. Newlands	☐	☐	☐
1i.	Dakota A. Pippins	☐	☐	☐
1j.	Christopher J. Policinski	☐	☐	☐
1k.	Sally J. Smith	☐	☐	☐
1l.	James P. Snee	☐	☐	☐
1m.	Steven A. White	☐	☐	☐

The Board of Directors recommends you vote FOR Items 2 and 3.

Note: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Help us protect the environment and sign up for electronic delivery by visiting www.proxyvote.com.

Thank You!

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR EACH OF THE DIRECTOR NOMINEES AND FOR ITEMS 2 AND 3.

Please sign exactly as name(s) appear(s) above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Your signature on this proxy card will appoint a proxy for shares held in your record account(s).
If you would like to access the proxy materials electronically next year, go to the following Internet address: www.proxyvote.com.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E53404-P15019

HORMEL FOODS CORPORATION
1 Hormel Place
Austin, MN 55912

proxy

HORMEL FOODS CORPORATION
Proxy

This proxy is solicited on behalf of the Board of Directors. By signing on the other side of this card you appoint James P. Snee, James N. Sheehan and Brian D. Johnson, and each of them, as proxies, with full power of substitution, and hereby authorize them or any of them to represent and to vote as designated on the other side of this card all the shares of Common Stock of Hormel Foods Corporation held of record by you on November 30, 2018, at the Annual Meeting of Stockholders to be held on January 29, 2019, or any adjournment thereof.

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side